UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

Under Section 12(b) or (g) of The Securities Exchange Act of 1934

EMO CAPITAL CORP.
(Exact name of registrant as specified in its charter)

Nevada	85-3929092
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

10409 Pacific Palisades Ave Las Vegas, NV	89144
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  702-628-7299

Securities to be registered under Section 12(b) of the Act:

Title of each class	Name of each exchange on which
to be so registered	each class is to be registered

Securities to be registered under Section 12(g) of the Act:

common stock, par value $0.001 per share

(Title of class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging Growth Company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

EXPLANATORY NOTE

This registration statement on Form 10 (the “Registration Statement”) is being filed by Emo Capital Corp. (the “Company “) with the U.S. Securities and Exchange Commission (“SEC”) to register the class of common stock of the Company voluntarily pursuant to Section 12(g) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Company is not required to file this Registration Statement pursuant to the Securities Act of 1933, as amended (the “Securities Act”).

Once this Registration Statement is deemed effective under the Exchange Act, the Company will be subject to the requirements of Regulation 13A under the Exchange Act, which will require us to file annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, and the Company will be required to comply with all other obligations of the Exchange Act applicable to issuers filing registration statements pursuant to Section 12(g) of the Exchange Act. This Registration Statement, including exhibits, may be inspected without charge at the SEC’s principal office in Washington, D.C., and copies of all or any part thereof may be obtained from the Public Reference Section, Securities and Exchange Commission, 100 F Street, NW, Washington, D.C. 20549 upon payment of the prescribed fees. You may obtain information on the operation of the Public Reference Room by calling the SEC at l-800-SEC-0330. The SEC maintains a Website that contains reports, proxy and information statements and other information regarding registrants that file electronically with it. The address of the SEC’s Website is http://www.sec.gov.

FORWARD LOOKING STATEMENTS

There are statements in this Registration Statement that are not historical facts. These “forward-looking statements” can be identified by use of terminology such as “believe,” “hope,” “may,” “anticipate,” “should,” “intend,” “plan,” “will,” “expect,” “estimate,” “project,” “strategy” and similar expressions. You should be aware that these forward-looking statements are subject to risks and uncertainties that are beyond our control. For a discussion of these risks, you should read this entire Registration Statement carefully, especially the risks discussed under “Risk Factors.” Although management believes that the assumptions underlying the forward-looking statements included in this Registration Statement are reasonable, they do not guarantee our future performance, and actual results could differ from those contemplated by these forward-looking statements. The assumptions used for purposes of the forward-looking statements specified in the following information represent estimates of future events and are subject to uncertainty as to possible changes in economic, legislative, industry, and other circumstances. As a result, the identification and interpretation of data and other information and their use in developing and selecting assumptions from and among reasonable alternatives require the exercise of judgment. To the extent that the assumed events do not occur, the outcome may vary substantially from anticipated or projected results, and, accordingly, no opinion is expressed on the likelihood of achieving the performance enumerated in those forward-looking statements. In light of these risks and uncertainties, there can be no assurance that the results and events contemplated by the forward-looking statements contained in this Registration Statement will in fact transpire. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. We do not undertake any obligation to update or revise any forward-looking statements.

Item 1. Description of Business.

History

Emo Capital Corp. (“we,” “us,” the “Company” or like terms) was incorporated in the State of Nevada on August 23, 2006 to create and develop a new social networking website targeted to the Chinese speaking market.

On February 28, 2008, the Company’s registration statement on Form SB-2 was declared effective by the staff of the Securities and Exchange Commission (“SEC”). In that registration statement, the Company registered shares of common stock for sale in a self-underwritten offering and for public resale by certain stockholders identified in the registration statement. Upon the effective date of the registration statement, the Company became subject to the reporting requirements of Section 12(b) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and commenced filing reports under the Exchange Act through the quarter ended April 30, 2017.

On March 12, 2019, the Eight Judicial District Court of Nevada entered an order appointing Bryan Glass as custodian of the Company, authorizing and directing him to, among other things, take any action reasonable, prudent and for the benefit of the Company, including reinstating the Company under Nevada law, appointing officers and convening an annual meeting of stockholders (the “Order”). Mr. Glass was not a shareholder of the Company on the date that he applied to serve as a custodian of the Company. Thereafter, the board of directors and Mr. Glass, in his role as custodian, appointed himself to serve as the President of the Company.

From time to time, Mr. Glass has submitted and may in the future submit applications to the courts of the state of Nevada to be appointed as the custodian of corporations in which he already is a shareholder that have forfeited their right to exist as a corporation for reasons such as failure to file annual reports or to pay required fees, and such applications may or may not be successful. If the court approves the application, Mr. Glass is appointed to serve as the custodian of such corporations. In the past, he either has contributed assets to these corporations or sold them to third parties.

On March 19, 2019, (i) the Company was reinstated as a corporation under the laws of Nevada and (ii) the Company filed a Certificate of Amendment to the Articles of Incorporation Filed By Custodian specifically to advise the secretary of state that Mr. Glass did not have a previous history of criminal, administrative, civil or National Association of Securities Dealers or SEC investigations, violations or convictions against him or any of his affiliates. By resolutions dated March 19, 2019, Mr. Glass, in his capacity as the custodian of the Company, appointed himself to serve as the president, secretary and treasurer of the Company. In addition, on March 19, 2019, the Company issued to Mr. Glass 60,000,000 shares of common stock at a price of $0.001 per share for an aggregate cost of $60,000, which sum was paid by the performance of services to the Company and the reimbursement of expenses incurred by Mr. Glass on the Company’s behalf in the amount of $16,065. The expenses incurred by Mr. Glass included $6,065 to the state of Nevada for fees in connection with reinstating the Company and other filings to bring the Company current under the requirements of Nevada corporate law, and $10,000 to the transfer agent for outstanding fees.

On May 20, 2019, the Company held a shareholders meeting at which the holders of 60,001,000 shares, representing a majority of the outstanding shares of common stock of the Company as of such date, were present and voted. At the meeting, the holders of all of the shares of common stock voting at the meeting appointed Bryan Glass to serve as a director of the Company.

On September 6, 2019, the Company filed a Form 15 with the SEC terminating the registration of its class of common stock under Section 12(g) of the Exchange Act and its duty to file periodic and other reports with the SEC.

On September 23, 2020, Mr. Glass sold 58,000,000 million shares of common stock, representing approximately 96.67% of the shares he owned in the Company, and equal to approximately 60.73% of the total number of outstanding shares of the Company’s common stock, to Collingswood Capital Group for the sum of $85,000. Mr. Robertson, the principal of Collingswood Capital Group, became acquainted with Mr. Glass through a mutual associate and they subsequently negotiated a deal for his control block of shares in the Company. Concurrent with the sale of his shares, Mr. Glass resigned as a director of and from all positions he held with the Company but prior thereto the board of directors appointed Mr. Adeeb Tadros as a director and as the president of the Company.

Due to the default status of the Company with NVSOS, Mr. Guo as a shareholder was appointed as the custodian in the July of 2022. Mr. Guo appointed himself as the sole officer as the Company and renewed the articles of the Company with NVSOS. On August 9, 2022, the Company filed a Form 15 with the SEC terminating the registration of its class of common stock under Section 12(g) of the Exchange Act and its duty to file periodic and other reports with the SEC.

On January 3, 2023, Mr. Ming Du and Mr. Wei Zhou were appointed to the Board of Directors.

Current Operations and Strategy

Currently, Emo Capital, Corp. is a carbon farming company and is dedicated to carbon sequestration related business. These includes carbon sink farms/ranches, development and sales of organic fertilizers, biochar, and carbon credit transactions.

As of the date of this Registration Statement, Company management team has been working hard to facilitate collaboration with some local government or city agencies to establish an anaerobic digester facility in Kern County, CA. As organic solid waste, such as, food waste, is dumped into landfills or naturally digested in composting facilities, biogas including methane, CO2, H2S, and H2 can be generated during this kind of anaerobic digestion when microorganisms break down (eat) organic materials in the absence of air (or oxgen). The greenhouse gases CO2 and methane will be released into the atmosphere contaminating the air and intensifying the global warming, which is an environmental problem caused by food waste if it is not processed and handled efficiently. To mitigate this problem, biogas should be collected and purified, then it can be further used to generate electricity (methane) and/or cultivate organic vegetables (CO2) in greenhouses. Thus, building an anaerobic digester is the way to recycle food waste as renewable natural gas. The impact can be easily measured because the products including biogas and organic fertilizer will be sold to customers; for example, biomethane will be directly injected into the pipelines of PG&E or Socal Gas and organic fertilizer or CO2 will be supplied to farming companies or farmers to grow organic foods. Company management team is also targeting to apply government GHG reduction grant or fund. The fund to be raised through this filing will be used for working capital or project design or acquistion of permits or purchase of land space.

In Phase I, Company plans to raise money to complete the construction of organic fertilizer facility and start production to supply organic fertilizer to the agriculture farming market. The funds from the Reg A offering filed on March 2, 2023 will be used to cover all the expenses in this phase.

Principal Products, Services, and Their Markets

The principla product in Phase I will be organic fertilizer. An organic fertilizer is a plant fertilizer that is consequent from organic sources. Organic fertilizers vary from organic compost to manure, however they have to be derived from all-organic sources. The use of these nonconventional fertilizers may result in an increased relative economic benefit with respect to the use of conventional fertilizers, in terms of saving fertilizer cost, enhancing nutrient efficiency, or increasing crop yield. Organic farming has potential to provide advantages in terms of environmental protection, conservation of non-renewable resources, improved food quality, reduction in output of extra product and reorientation of agriculture towards the change in market demand. In addition to releasing nutrients, as organic fertilizers break down, they improve the structure of the soil and increase its ability to hold water and nutrients. Organic residues have the advantage over standard NPK fertilizers of adding other nutrients such as Ca, Mg, and micronutrients. They also assist in maintaining soil organic matter. The growth will be driven by increased production of biofuels, food and nutrition security, environmental concerns and organic production.

Organic Fertilizer Market is valued at USD 6734.5 Million in 2018 and expected to reach USD 15503.2 Million by 2025 with CAGR of 12.65% over the forecast period. Rapidly Increasing Organic Farming Activities and Growing Awareness About its Benefits are the Major Factors Driving the Growth of Global Organic Fertilizer Market.

We intend to collect organic waste including livestock organic waste, food waste, and green waste for organic fertilizer production. To produce organic fertilizer, collected waste will be fermented under anaerobic conditions with the aid of certain type of chemical catalyst. The final organic product will be dried and packaged in bags for sale. The potential customers are farmers and big farming companies.

Competition for the Company's current operations

The competitors of organic fertilizer manufactures are mainly those international companies in China and India. For example, Asia-pacific is expected to witness the fastest growth in the global organic fertilizers owing to the fact, that the fertilizers for fruits, vegetables, and tea are accounting for about 40% of total fertilizer use in China at the present time, the efforts of China's government will lead to a total replacement of chemical fertilizers by 20% until 2020. After the demonstration period in 2020, China wants to expand the replacement of chemical fertilizers to the whole country. This would leave to a massive decreasing usage of chemical fertilizers in China. After all, China used 60.32 million tonnes of fertilizers in 2015. China is producing an annual amount of 16 million tonnes of organic fertilizer, only 5 % are effective nutrient. In addition, increasing disposable income and growing awareness regarding the benefits of organic food are also supplementing the market growth in this region. In the U.S., there are also some established organic fertilizer manufactures, such as, Scotts Miracle-Gro, Midwestern BioAg, Sustane Natural Fertilizer, Biostar Organics, Ferticellusa, Ferti-organic, etc.

Market Opportunity for Organic Fertilizer

Increased organic farming practices and growing awareness about the benefits of using organic fertilizers are the major factors driving the market growth. These are usually made from plant or animal waste or powdered minerals and renewable, biodegradable, sustainable, and environmentally friendly. Their major advantages include: balances the soil ecosystem; boosts plant health naturally; they're all-natural; the process of decomposition requires no chemical intervention; they don't upset the balance in the soil because they don't leave behind any artificial compounds and delivers nutrients in a slow, but sustainable rate and prevents over-fertilization. All these advantages are expected to foster the demand for organic fertilizer. In addition, increasing R&D investments in this field and rising consumer inclination towards healthy food are also supplementing the market growth. Furthermore, increasing government initiatives for sustainable methods of agriculture globally propel the market growth. However, high cost of the product may hamper the market growth. Moreover, research and development in this field can provide various opportunities for the further growth of the market.

The Fertilizer Production Expansion Program (FPEP) administered by the Rural Business-Cooperative Service administers recently announced $500 MM grant to help expand capacity, improve competition, and increase supply chain resilience within the agricultural fertilizer and nutrient management sector, in connection with the production of agricultural commodities. FPEP will support the production of agricultural commodities through the manufacturing and processing of fertilizer and nutrient alternatives. With this big federal stimulus program, the organic fertilizer sector is standing in a very promosing opportunity in the whole agriculture industry.

Growth Issues

Insufficient Capital

The company management is working to establish the organic fertilizer business. If Emo is not funded properly, it will prevent us from establishing the business. To establish a first mover advantage in this space, Emo is seeking funding from the capital markets which may include debt and equity offerings.

Development Lead Time

We anticipate that the lead time for the development of our entire Ecosystem is approximately 12 months. This reflects completion of the facility, assuming production, continous marketing, and professional marketing partnerships.

Marketing Strategy

Emo has not marketed its products. As production starts, company plans to market first through a small sales force based in California. The primary source of marketing is through internet advertisement and marketing. Emo will also attend and will exhibit its products to consumers at national or local agriculture exhibitions and events, to help market the Ecosystem and marketplace.

The Company will implement a direct sales and marketing strategy to reach potential customers and generate revenues.

Seasonality

Agriclutre is seasonal. We may expect seasonality effect in our business.

Employees

As of March 2, 2023, company has 0 full-time employee, except its officers and directors who volunteer to help with the development of company business.

Government Regulation

We are required to comply with all regulations, rules and directives of governmental authorities and agencies applicable to the agriculture and fertilizer industry in any jurisdiction which we would conduct activities. We do not believe that regulation will have a material impact on the way we conduct our business.

Legal Proceedings

We know of no material, existing or pending legal proceedings against our company, nor are we involved as a plaintiff in any material proceeding or pending litigation. There are no proceedings in which any of our directors, officers or affiliates, or any registered or beneficial stockholder, is an adverse party or has a material interest adverse to our interest.

Description of Property

Company does not own any property so far.

We currently have no investment policies as they pertain to real estate, real estate interests or real estate mortgages.

Patents, Trademarks, Licenses, Agreements, or Contracts

As part of our business, we will seek to protect our intellectual property rights to be developed later in various ways, including through trademarks, copyrights, trade secrets, including know-how, patents, patent applications, employee and third-party nondisclosure agreements, intellectual property licenses and other contractual rights. We currently do not any patent, trademark, or product license. We have not entered into any vendor agreements or contracts that give or could give rise to any obligations or concessions.

Item 1A. Risk Factors.

An investment in our securities involves a high degree of risk. You should consider carefully all of the risks described below, together with the other information contained in this Registration Statement before making a decision to invest in our securities. If any of the following risks occur, our business, financial condition and results of operations may be materially adversely affected.

Risks Relating to Our Company

Our operations are limited and we do not generate any revenue. We are dependent entirely upon our principal stockholder to fund our operations who is not obligated to do so. Any failure of our principal stockholder to fund our operations or our inability to obtain funding from a third party may cause us to discontinue operations and investors would lose the entire amount of their investment.

We are not generating any revenues and possess limited capital to fund our operations, including for such purposes as preparing and filing periodic reports under the Exchange Act. We will not generate revenues unless we start operating based on business plan to generate positive cash flow. Over the next twelve months, we anticipate that we will incur costs and expenses in connection with preparing and filing reports under the Exchange Act, implementing appropriate corporate governance mechanisms and internal controls and procedures, leasing property, purchasing equipment to start our operation. We estimate, based upon discussions with our legal and financial professionals and our EDGAR filing agent, that we will incur costs and expenses in connection with the preparation and filing of reports under the Exchange Act and implementing corporate governance mechanisms and internal controls and procedures of approximately $10,000 - $20,000 over the next twelve months, assuming that we remain a shell company and without giving effect to any costs we may incur in connection with business operation. We are unable to provide an estimate of the costs and expenses we may incur in connection with starting business operation at this time given the multitude of variables associated with such activities.

Since August 1, 2018, all of our expenses have been paid by our principal stockholders, and we currently are dependent entirely on our principal stockholder to fund our operations until we start business operation to generate cash flow, if ever. In the event that we cannot find financial resources to fund our capital requirements, we may not be able to continue operations and stockholders could lose the entire amount of their investment in our Company.

The balance sheets of the Company included in the financial statements filed include a series of demand loans made to the Company by an unidentified shareholder prior to the date on which current management assumed control of the Company. If the lender were to demand payment of the amount due, current management may not have the financial resources to satisfy the loans, in which case, we may have to suspend or discontinue operations, which could result in stockholders losing the entire amount of their investment in our Company.

The balance sheets of the Company included in the financial statements include a line item titled "Loans Payable" in the amount of $13,425 (the “Loans”). The Loans were received by the Company prior to the date on which previous management assumed control of the Company and are included in the balance sheets of the Company as of and prior to April 30, 2017, the last quarterly period for which a periodic report was filed by the Company prior to the date on which the Company discontinued filing reports under the Exchange Act (the “Prior Reports”). The notes to the financial statements included in the Prior Reports state that the Loans were made by a shareholder without interest or fixed term of repayment and that they are due on demand. Current management does not have any documents evidencing the Loans and has no information relating to the Loans, including the identity of the lender, other than what is included in the Prior Reports. Accordingly, current management is required to post these Loans in the balance sheets of the Company included in the financial statements filed with this regristration statement based on the information included in the Prior Report. If the lender were to demand payment of the Loans, the Company may not have the financial resources to make such payment, in which case, we may have to suspend or discontinue operations, which could result in stockholders losing the entire amount of their investment in our Company.

In addition to the shareholder loan referenced in the foregoing risk factor, as of July 31, 2022, we had additional total liabilities of $46,990 of accounts payable which were incurred prior April 30, 2015. If demand is made by the creditors for the amounts due, we cannot assure investors that we would be able to continue operations, in which case stockholders would lose the entire amount of their investment in our Company.

We are a thinly capitalized company and rely on our principal stockholder to provide working capital to cover our operating expenses, though such individual is under no obligation to do so. We cannot predict whether our creditors will seek to collect the amounts due to them. If we are required to paw any or all of our outstanding liabilities, we may not be able to do so and we might have to discontinue operations, in which case stockholders could lose the entire amount of their investment in our Company.

We may have material liabilities since the Company discontinued filing periodic reports with the SEC during the periods of 2017-July 2019 and July 2020 - present and the Company may have incurred additional liabilities that we have not discovered.

The Company last filed financial statements with the SEC with its quarterly and annual report for the period ended April 30, 2017 and July 31, 2020. As a result, the Company may have incurred material liabilities since that date and prior to the date on which the Company's corporate existence was reinstated with Nevada in 2019 and the date after July 31, 2020 till to the renewal date with Nevada in July 2022, which cave not been discovered or asserted. We could experience losses as a result of any such undisclosed liabilities that are discovered in the future, which could materially harm our business and financial condition. As a result, our current and future stockholders will bear some, or all, of the risks relating to any such unknown or undisclosed liabilities.

Our limited operation history and absence of revenues raise substantial doubt about our ability to continue as a going concern.

The report of our financial statements included in this registration statement indicate that the Company has suffered losses from operations, has a net capital deficiency and has yet to generate cash flow, and that these factors raise substantial doubt about the Company's ability to continue as a going concern. In addition, we have no significant assets or financial resources. We will continue to sustain operating expenses without corresponding revenues, at least until the consummation of a business transaction. This will result in continued net operating losses that will increase until we can consummate a business transaction with a profitable target. In light of our limited resources, we cannot assure you that we will be able to continue operations, that we will be able to identify a suitable target or that we will consummate a business transaction.

Our directors may have conflicts of interest which may not be resolved favorably to us.

Certain conflicts of interest may exist between our directors and us. Our directors have other business interests to which they devote their attention and may be expected to continue to do so although management time should be devoted to our business. As a result, conflicts of interest may arise that can be resolved only through exercise of such judgment as is consistent with fiduciary duties to us. See “Executive Officers and Directors” (page 33 below), and “Conflicts of Interest” (page 34 below).

We may depend upon outside consultants/advisors who may not be available on reasonable terms and as needed.

To supplement the business experience of our officers and directors, we may be required to employ accountants, technical experts, appraisers, attorneys, or other consultants or advisors. Our Board without any input from stockholders will make the selection of any such advisors. Furthermore, it is anticipated that such persons may be engaged on an “as needed” basis without a continuing fiduciary or other obligation to us. In the event we consider it necessary to hire outside advisors, we may elect to hire persons who are affiliates, if they are able to provide the required services.

We have material weakness in our controls and procedures.

We have conducted an evaluation of our internal control over financial reporting based on the framework in “Internal Control Integrated Framework” issued by the Committee of Sponsoring Organizations for the Treadway Commission (“COSO”) and published in 2013, and subsequent guidance prepared by COSO specifically for smaller public companies. Based on that evaluation, management concluded that our internal control over financial reporting was not effective as of January 31, 2023 for the reasons discussed below:

Management identified the following material weakness and significant deficiencies in its assessment of the effectiveness of internal control over financial reporting as of January 31, 2023:

●	The Company’s lack of segregation of duties.

●	Lack of an audit committee

●	Lack of control procedures that include multiple levels of review over financial reporting.

●	Management has not established appropriate and rigorous procedures for evaluating internal controls over financial reporting. Due to limited resources and lack of segregation of duties, documentation of the limited control structure has not been accomplished.

●	We employ policies and procedures for reconciliation of the financial statements and note disclosures, however, these processes are not appropriately documented.

●	Management has not established methodical and consistent data back-up procedures to ensure loss of data will not occur.

The management of the Company believes that these material weaknesses will remain until such time that the Company has the resources to increase the number of personnel committed to the performance of its financial duties that such weaknesses can be specifically addressed. This will include, but not limited to, the following:

●	Hiring of additional personnel to adequately segregate financial reporting duties.

●	The retention of outside consultants to review our controls and procedures

A significant deficiency is a deficiency, or combination of deficiencies in internal control over financial reporting, that adversely affects the entity’s ability to initiate, authorize, record, process, or report financial data reliably in accordance with generally accepted accounting principles such that there is more than a remote likelihood that a misstatement of the entity’s financial statements that is more than inconsequential will not be prevented or detected by the entity’s internal control.

A material weakness is a deficiency or a combination of deficiencies in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of the annual or interim consolidated financial statements will not be prevented or detected on a timely basis.

We expect to incur substantial expenses to meet our reporting obligations as a public company. In addition, failure to maintain adequate financial and management processes and controls could lead to errors in our financial reporting and could harm our ability to manage our expenses.

We estimate that it will cost approximately $75,000 annually to maintain the proper management and financial controls for our filings required as a public reporting company. In addition, if we do not maintain adequate financial and management personnel, processes and controls, we may not be able to accurately report our financial performance on a timely basis, which could cause a decline in our stock price and adversely affect our ability to raise capital.

Other potential health risks from environmental conditions can adversely affect the levels of organic fertilizer purchases.

Real or perceived health risks from engaging in organic fertilizer application and local environmental conditions in the areas in which farmers operate cultivation activities could adversely affect the levels of organic fertilizer purchases. Further, as a seller of high-end consumer products, we must compete for discretionary spending with a wide variety of other cultivation activities and consumer purchases.

Economic conditions and farmer spending patterns can have a material adverse effect on our business, financial condition, and results of operations.

General economic conditions and farmer spending patterns can negatively impact our operating results. Unfavorable local, regional, national, or global economic developments or uncertainties regarding future economic prospects could reduce farmer spending in the markets we serve and adversely affect our business.

In an economic downturn, farmer discretionary spending levels generally decline, at times resulting in disproportionately large reductions in the application of organic fertilizer. Farmers growing organic produces also may decline as a result of lower level of organic produces market, even if prevailing economic conditions are favorable. As a result, an economic downturn could impact us more than certain of our competitors due to our strategic focus on a relatively small business sector.

More recently, inflation has increased in the United States and throughout the world. To the extent such inflation continues, increases, or both, it may reduce consumer's purchase of organic produces and reduce our margins and have a material adverse effect on our financial performance.

Our sales may be adversely impacted by a material increase in interest rates and adverse changes in fiscal policy or credit market conditions.

Over the past several years, our economy has been positively impacted by historically unprecedented low interest rates. Such interest rates, driven by the policies of the Federal Reserve, can be a political issue in the United States. Any change by the Federal Reserve to raise its benchmark interest rate in the future or market expectations of such change may result in significantly higher long-term interest rates, which may negatively impact our customers’ willingness or desire to purchase and use our organic fertilizer to grow organic produces.

Our ability to use our net operating loss carry-forwards and certain other tax attributes may be limited.

We have incurred substantial losses during our history. To the extent that we continue to generate taxable losses, unused losses will carry forward to offset future taxable income, if any, until such unused losses expire. Under Sections 382 and 383 of the Internal Revenue Code of 1986, as amended, if a corporation undergoes an “ownership change,” generally defined as a greater than 50% change (by value) in its equity ownership over a three-year period, the corporation’s ability to use its pre-change net operating loss carry-forwards, or NOLs, and other pre-change tax attributes (such as research tax credits) to offset its post-change income may be limited. We may experience ownership changes in the future as a result of subsequent shifts in our stock ownership. As a result, if we earn net taxable income, our ability to use our pre-change net operating loss carry-forwards to offset U.S. federal taxable income may be subject to limitations, which could potentially result in increased future tax liability to us. In addition, at the state level, there may be periods during which the use of NOLs is suspended or otherwise limited, which could accelerate or permanently increase state taxes owed.

Being a public company significantly increases the Company’s administrative costs.

The Sarbanes-Oxley Act of 2002, as well as rules subsequently implemented by the SEC and listing requirements subsequently adopted by the NYSE Amex in response to Sarbanes-Oxley, have required changes in corporate governance practices, internal control policies and audit committee practices of public companies. Although the Company is a relatively small public company, these rules, regulations, and requirements for the most part apply to the same extent as they apply to all major publicly traded companies. As a result, they have significantly increased the Company’s legal, financial, compliance and administrative costs, and have made certain other activities more time consuming and costly, as well as requiring substantial time and attention of our senior management. The Company expects its continued compliance with these and future rules and regulations to continue to require significant resources. These rules and regulations also may make it more difficult and more expensive for the Company to obtain director and officer liability insurance in the future and could make it more difficult for it to attract and retain qualified members for the Company’s Board of Directors, particularly to serve on its audit committee.

General Business Risks

Our business operation is very limited. We expect to incur significant operating losses for the foreseeable future

We are authorized to issue up to 125,000,000 shares of common stock. As of the date of this filing, there are 95,500,000 issued and outstanding shares of common stock. Consequently, our stockholders may experience more dilution in their ownership of our Company in the future, which could have an adverse effect on the trading market for our shares of common stock.

The report of our independent registered public accounting firm on our financial statements for the year ended July 31, 2020 contains an explanatory paragraph regarding our ability to continue as a going concern based upon our minimal cash and no source of revenues which are insufficient to cover our operating costs. These factors, among others, raise substantial doubt about our ability to continue as a going concern.

While operating our online systems and attracting a good number of followers to date, we have not yet generated any meaningful revenue from marketplace users. At the date of this document, we do not have any paying customers and we cannot guarantee we ever will have any. Even if we start our business operation and obtain new customers, there is no guarantee that we will generate a profit. If we cannot generate a profit, we will have to suspend or cease operations.

The company is reliant upon its management, creditors and related parties to pay for operating expenses until we generate revenues sufficient to cover our expenses. There is no obligation of these parties to continue making such payments.

Anti-takeover effects of certain provisions of Nevada state law hinder a potential takeover of the Company

Though not now, we may be or in the future we may become subject to Nevada’s control share law. A corporation is subject to Nevada’s control share law if it has more than 200 stockholders, at least 100 of whom are stockholders of record and residents of Nevada, and it does business in Nevada or through an affiliated corporation. The law focuses on the acquisition of a “controlling interest” which means the ownership of outstanding voting shares sufficient, but for the control share law, to enable the acquiring person to exercise the following proportions of the voting power of the corporation in the election of directors: (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority or more. The ability to exercise such voting power may be direct or indirect, as well as individual or in association with others.

The effect of the control share law is that the acquiring person, and those acting in association with it, obtains only such voting rights in the control shares as are conferred by a resolution of the stockholders of the corporation, approved at a special or annual meeting of stockholders. The control share law contemplates that voting rights will be considered only once by the other stockholders. Thus, there is no authority to strip voting rights from the control shares of an acquiring person once those rights have been approved. If the stockholders do not grant voting rights to the control shares acquired by an acquiring person, those shares do not become permanent non-voting shares. The acquiring person is free to sell its shares to others. If the buyers of those shares themselves do not acquire a controlling interest, their shares do not become governed by the control share law.

If control shares are accorded full voting rights and the acquiring person has acquired control shares with a majority or more of the voting power, any stockholder of record, other than an acquiring person, who has not voted in favor of approval of voting rights is entitled to demand fair value for such stockholder’s shares.

Nevada’s control share law may have the effect of discouraging takeovers of the corporation. In addition to the control share law, Nevada has a business combination law which prohibits certain business combinations between Nevada corporations and “interested stockholders” for three years after the “interested stockholder” first becomes an “interested stockholder,” unless the corporation’s board of directors approves the combination in advance. For purposes of Nevada law, an “interested stockholder” is any person who is (i) the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the outstanding voting shares of the corporation, or (ii) an affiliate or associate of the corporation and at any time within the three previous years was the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the then outstanding shares of the corporation. The definition of the term “business combination” is sufficiently broad to cover virtually any kind of transaction that would allow a potential acquirer to use the corporation’s assets to finance the acquisition or otherwise to benefit its own interests rather than the interests of the corporation and its other stockholders. The effect of Nevada’s business combination law is to potentially discourage parties interested in taking control of us from doing so if it cannot obtain the approval of our board of directors.

We will need to raise additional capital to continue operations over the coming year.

We anticipate the need to raise approximately $1,500,000 in capital to fund our operations through July 31, 2024 based on the capital expenditures. We cannot guarantee that we will be able to raise these required funds or generate sufficient revenue to remain operational.

We may be unable to manage growth, which may impact our potential profitability.

Successful implementation of our business strategy requires us to manage our growth. Growth could place an increasing strain on our management and financial resources. To manage growth effectively, we will need to:

●	Establish definitive business strategies, goals and objectives;

●	Maintain a system of management controls; and

●	Attract and retain qualified personnel, as well as, develop, train and manage management-level and other employees.

If we fail to manage our growth effectively, our business, financial condition or operating results could be materially harmed, and our stock price may decline.

Our lack of adequate D&O insurance may also make it difficult for us to retain and attract talented and skilled directors and officers.

We may in the future be subject to additional litigation, including potential class action and stockholder derivative actions. Risks associated with legal liability are difficult to assess and quantify, and their existence and magnitude can remain unknown for significant periods of time. To date, we have not obtained directors and officers liability (“D&O”) insurance. While neither Nevada law nor our Articles of Incorporation or bylaws require us to indemnify or advance expenses to our officers and directors involved in such a legal action, we have entered into an indemnification agreement with our President and intend to enter into similar agreements with other officers and directors in the future. Without adequate D&O insurance, the amounts we would pay to indemnify our officers and directors should they be subject to legal action based on their service to the Company could have a material adverse effect on our financial condition, results of operations and liquidity. Furthermore, our lack of adequate D&O insurance may make it difficult for us to retain and attract talented and skilled directors and officers, which could adversely affect our business.

If the registration of our common stock is revoked in the future, our business opportunities will cease to exist.

In the event our securities registration was to be revoked, we would not have the ability to raise money through the issuance of shares and would lose the ability to continue the business plan set out in this filing. Common stock issued and outstanding at that time would no longer be tradable.

Our business operations have been and may continue to be materially and adversely affected by the outbreak of the novel respiratory illness coronavirus (“COVID-19”).

On March 11, 2020, the World Health Organization declared the outbreak of the novel respiratory illness COVID-19 a pandemic. The new strain of COVID-19 is considered to be highly contagious and poses a serious public health threat.

Any outbreak of such epidemic illness or other adverse public health developments may materially and adversely affect the global economy, our markets and our business.

We cannot foresee whether the outbreak of COVID-19 will be effectively contained, nor can we predict the severity and duration of its impact. If the outbreak of COVID-19 is not effectively and timely controlled, our business operations and financial condition may be materially and adversely affected as a result of the deteriorating market outlook for retail and online sales, the slowdown in regional and national economic growth, weakened liquidity and financial condition of our customers or other factors that we cannot foresee. Any of these factors and other factors beyond our control could have an adverse effect on the overall business environment, cause uncertainties in the regions where we conduct business, cause our business to suffer in ways that we cannot predict and materially and adversely impact our business, financial condition and results of operations.

Risk to Our Common Stock

If we fail to remain current on our reporting requirements, we could be removed from the OTC Bulletin Board which would limit the ability of broker-dealers to sell our securities in the secondary market.

Companies trading on the Over The Counter Bulletin Board must be reporting issuers under Section 12 of the Securities Exchange Act of 1934, as amended, and must be current in their reports under Section 13, in order to maintain price quotation privileges on the OTC Bulletin Board. As a result, the market liquidity for our securities could be severely adversely affected by limiting the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market. In addition, we may be unable to get relisted on the OTC Bulletin Board, which may have an adverse material effect on the Company.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies.

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

●	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

●	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

●	the issuer of the securities has filed all Exchange Act reports and materials required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Current Reports on Form 8-K; and

●	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

At the present time, the Company is not classified as a “shell company” under Rule 405 of the Securities Act.

We do not expect to pay dividends in the future; any return on investment may be limited to the value of our common stock.

We do not currently anticipate paying cash dividends in the foreseeable future. The payment of dividends on our common stock will depend on earnings, financial condition and other business and economic factors affecting it at such time as the board of directors may consider relevant. Our current intention is to apply net earnings, if any, in the foreseeable future to increasing our capital base and development and marketing efforts. There can be no assurance that the Company will ever have sufficient earnings to declare and pay dividends to the holders of our common stock, and in any event, a decision to declare and pay dividends is at the sole discretion of our board of directors. If we do not pay dividends, our common stock may be less valuable because a return on your investment will only occur if its stock price appreciates.

The market price for our common stock may be particularly volatile given our status as a relatively unknown company, with a limited operating history and lack of profits which could lead to wide fluctuations in our share price. You may be unable to sell your common stock at or above your purchase price, which may result in substantial losses to you.

Our stock price may be particularly volatile when compared to the shares of larger, more established companies that trade on a national securities exchange and have large public floats. The volatility in our share price will be attributable to a number of factors. First, our common stock will be compared to the shares of such larger, more established companies, sporadically and thinly traded. As a consequence of this limited liquidity, the trading of relatively small quantities of shares by our shareholders may disproportionately influence the price of those shares in either direction. The price for our shares could decline precipitously in the event that a large number of shares of our common stock are sold on the market without commensurate demand. Second, we are a speculative or “risky” investment due to our limited operating history and lack of profits to date, and uncertainty of future market acceptance for our potential products. As a consequence of this enhanced risk, more risk-adverse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the stock of a larger, more established company that trades on a national securities exchange and has a large public float. Many of these factors are beyond our control and may decrease the market price of our common stock, regardless of our operating performance. We cannot make any predictions or projections as to what the prevailing market price for our common stock will be at any time. Moreover, the OTC Bulletin Board is not a liquid market in contrast to the major stock exchanges. We cannot assure you as to the liquidity or the future market prices of our common stock if a market does develop. If an active market for our common stock does not develop, the fair market value of our common stock could be materially adversely affected.

Existing stockholders will experience significant dilution from our sale of shares under potential Securities Purchase Agreements.

The sale of shares pursuant to any Securities Purchase Agreements executed by the Company in the future will have a dilutive impact on our stockholders. As a result, the market price of our common stock could decline significantly, as we sell shares pursuant to the Securities Purchase Agreement. In addition, for any particular advance, we will need to issue a greater number of shares of common stock under the Securities Purchase Agreement as our stock price declines. If our stock price is lower, then our existing stockholders would experience greater dilution.

Our shares are subject to the U.S. “Penny Stock” Rules and investors who purchase our shares may have difficulty re-selling their shares as the liquidity of the market for our shares may be adversely affected by the impact of the “Penny Stock” Rules.

Our stock is subject to U.S. “Penny Stock” rules, which may make the stock more difficult to trade on the open market. Our common shares are not currently traded on the OTC Bulletin Board, but it is the Company’s plan that the common shares be quoted on the OTC Bulletin Board. A “penny stock” is generally defined by regulations of the U.S. Securities and Exchange Commission (“SEC”) as an equity security with a market price of less than US$5.00 per share. However, an equity security with a market price under US $5.00 will not be considered a penny stock if it fits within any of the following exceptions:

(i)	the equity security is listed on NASDAQ or a national securities exchange;

(ii)	the issuer of the equity security has been in continuous operation for less than three years, and either has (a) net tangible assets of at least US $5,000,000, or (b) average annual revenue of at least US $6,000,000; or

(iii)	the issuer of the equity security has been in continuous operation for more than three years and has net tangible assets of at least US $2,000,000.

Our common stock does not currently fit into any of the above exceptions.

If an investor buys or sells a penny stock, SEC regulations require that the investor receive, prior to the transaction, a disclosure explaining the penny stock market and associated risks. Furthermore, trading in our common stock will be subject to Rule 15g-9 of the Exchange Act, which relates to non-NASDAQ and non-exchange listed securities. Under this rule, broker/dealers who recommend our securities to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser’s written agreement to a transaction prior to sale. Securities are exempt from this rule if their market price is at least $5.00 per share. Since our common stock is currently deemed penny stock regulations, it may tend to reduce market liquidity of our common stock, because they limit the broker/dealers’ ability to trade, and a purchaser’s ability to sell, the stock in the secondary market.

The low price of our common stock has a negative effect on the amount and percentage of transaction costs paid by individual shareholders. The low price of our common stock also limits our ability to raise additional capital by issuing additional shares. There are several reasons for these effects. First, the internal policies of certain institutional investors prohibit the purchase of low-priced stocks. Second, many brokerage houses do not permit low-priced stocks to be used as collateral for margin accounts or to be purchased on margin. Third, some brokerage house policies and practices tend to discourage individual brokers from dealing in low-priced stocks. Finally, broker’s commissions on low-priced stocks usually represent a higher percentage of the stock price than commissions on higher priced stocks. As a result, the Company’s shareholders may pay transaction costs that are a higher percentage of their total share value than if our share price were substantially higher.

Because we can issue additional shares of common stock, purchasers of our common stock may incur immediate dilution and experience further dilution.

We are authorized to issue up to 125,000,000 shares of common stock, of which 95,500,000 are issued and outstanding as of the date of this filing. For the Reg A offering filed on March 2, 2023, we need to raise authorized maximum shares of common stock to 475,000,000. Our Board of Directors has the authority to cause us to issue additional shares of common stock and to determine the rights, preferences and privileges of such shares, without consent of any of our stockholders. Consequently, the stockholders may experience more dilution in their ownership of our stock in the future. Please see NOTE-5 CAPITAL STOCK within the Company’s financial statements for the six months ended January 31, 2023 for further information.

Issuances of shares of common stock or securities convertible into or exercisable for shares of common stock following this offering, will dilute your ownership interests and may adversely affect the future market price of our common stock.

The issuance of additional shares of our common stock or securities convertible into or exchangeable for our common stock could be dilutive to stockholders if they do not invest in future offerings. We may seek additional capital through a combination of private and public offerings in the future.

The price of our common stock could be subject to volatility related or unrelated to our operations.

If an active market for our common stock develops, its market price could fluctuate substantially due to a variety of factors, including market perception of our ability to meet our growth projections and expectations, quarterly operating results of other companies in the same industry, trading volume in our common stock, changes in general conditions in the economy and the financial markets or other developments affecting our business and the business of others in our industry. In addition, the stock market itself is subject to extreme price and volume fluctuations. This volatility has had a significant effect on the market price of securities issued by many companies for reasons related and unrelated to their operating performance and could have the same effect on our common stock.

The Company’s shares of common stock are quoted on the OTC Pink Marketplace, which limits the liquidity and price of the Company’s common stock.

The Company’s shares of Common Stock are traded on the OTC Pink Marketplace under the symbol “NUVI.” Quotation of the Company’s securities on the OTC Pink Marketplace limits the liquidity and price of the Company’s Common Stock more than if the Company’s shares of Common Stock were listed on The Nasdaq Stock Market or a national exchange.

FINRA sales practice requirements may limit a stockholder’s ability to buy and sell our stock.

The Financial Industry Regulatory Authority, Inc. (“FINRA”) has adopted rules requiring that, in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative or low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA has indicated its belief that there is a high probability that speculative or low-priced securities will not be suitable for at least some customers. If these FINRA requirements are applicable to us or our securities, they may make it more difficult for broker-dealers to recommend that at least some of their customers buy our common stock, which may limit the ability of our stockholders to buy and sell our common stock and could have an adverse effect on the market for and price of our common stock.

If we take advantage of specified reduced disclosure requirements applicable to an “emerging growth company” under the JOBS Act, the information that we provide to shareholders may be different than they might receive from other public companies.

We qualify as an “emerging growth company” under the JOBS Act. As an emerging growth company, we may take advantage of specified reduced disclosure and other requirements that are otherwise applicable generally to public companies. The Company has elected not to use the extended transition period for complying with new or revised financial accounting standards but does still have reduced reporting requirements. These provisions include:

●	only two years of audited financial statements in addition to any required unaudited interim financial statements with correspondingly reduced “ Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure;

●	reduced disclosure about our executive compensation arrangements;

●	no non-binding advisory votes on executive compensation or golden parachute arrangements; and

●	exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting.

We may take advantage of these exemptions for up to five years or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company if we have more than $1.07 billion in annual revenues, we have more than $700 million in market value of our stock held by non-affiliates, or we issue more than $1 billion of non-convertible debt over a three-year period. We may choose to take advantage of some but not all of these reduced burdens. We may elect to take advantage of other reduced reporting requirements in future filings. As a result, the information that we provide to our shareholders may be different than you might receive from other public reporting companies in which you hold equity interests.

Because our largest shareholder of common stock currently and for the foreseeable future will continue to control EMO, it is not likely that you will be able to elect directors or have any say in the policies of the Company.

Our shareholders are not entitled to cumulative voting rights. Consequently, the election of directors and all other matters requiring shareholder approval will be decided by majority vote. The Company’s largest shareholder of common stock beneficially owns approximately 84% of our outstanding common stock either through direct ownership or through another class of capital stock. Due to such significant ownership position held by our insiders, new investors may not be able to effect a change in our business or management, and therefore, shareholders would have no recourse as a result of decisions made by management.

Cautionary Note.

We have sought to identify what we believe to be the most significant risks to our business, but we cannot predict whether, or to what extent, any of such risks may be realized nor can we guarantee that we have identified all possible risks that might arise. Investors should carefully consider all of such risk factors before making an investment decision with respect to our common stock.

Item 2. Financial Information.

Management's Discussion and Analysis of Financial Condition and Results of Operations

You should read the following discussion and analysis of our financial condition and results of our operations together with our financial statements and the notes thereto appearing elsewhere in this Registration Statement. This discussion contains forward-looking statements reflecting our current expectations, whose actual outcomes involve risks and uncertainties. Actual results and the timing of events may differ materially from those stated in or implied by these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors”, “Cautionary Statement Regarding Forward-Looking Statements” and elsewhere in this Registration Statement. Please see the notes to our Financial Statements for information about our Critical Accounting Policies and Recently Issued Accounting Pronouncements.

COVID-19

On January 30, 2020, the World Health Organization declared the COVID-19 (coronavirus) outbreak a “Public Health Emergency of International Concern” and on March 10, 2020, declared it to be a pandemic. The virus and actions taken to mitigate its spread have had and are expected to continue to have a broad adverse impact on the economies and financial markets of many countries, including the geographical areas in which the Company operates. The Company continues to execute its business plan. At the present time, the Company cannot predict the full impact of the COVID-19 virus on its business. Our projections on spending, product development and milestone achievements are likely to be further revised as new information is obtained.

Management’s Discussion and Analysis

Overview

Emo Capital Corp. (the "Company") was organized under the laws of the State of Nevada on August 23, 2006. After the April 30, 2017 10-Q filing, the management of the Company abandoned the Company, and it became a dormant company until 2019 when a new shareholder Mr. Glass acquired stock to become the majority shareholder and owner of the Company. On March 19, 2019, (i) the Company was reinstated as a corporation under the laws of Nevada and (ii) the Company filed a Certificate of Amendment to the Articles of Incorporation Filed By Custodian specifically to advise the secretary of state that Mr. Glass did not have a previous history of criminal, administrative, civil or National Association of Securities Dealers or SEC investigations, violations or convictions against him or any of his affiliates. On September 23, 2020, Mr. Glass sold 58,000,000 million shares of common stock, representing approximately 96.67% of the shares he owned in the Company, and equal to approximately 60.73% of the total number of outstanding shares of the Company's common stock, to Collingswood Capital Group for the sum of $85,000. Mr. Robertson, the principal of Collingswood Capital Group, became acquainted with Mr. Glass through a mutual associate and they subsequently negotiated a deal for his control block of shares in the Company. Concurrent with the sale of hrs shares, Mr. Glass resigned as a director of and from all positions he held with the Company but prior thereto the board of directors appointed Mr. Adeeb Tadros as a director and as the president of the Company. The Company filed 10-12G to become a SEC reporting company. After then, due to the default status of the Company with NVSOS, Mr. Guo as a shareholder was appointed as the custodian in the July of 2022. Mr. Guo appointed himself as the sole officer as the Company and renewed the articles of the Company with NVSOS. On August 9, 2022, the Company filed a Form 15 with the SEC terminating the registration of its class of common stock under Section 12(g) of the Exchange Act and its duty to file periodic and other reports with the SEC.

Currently, Company management team has been working hard to facilitate collaboration with some local government or city agencies to establish an anaerobic digester facility in Kern County, CA. As organic solid waste, such as, food waste, is dumped into landfills or naturally digested in composting facilities, biogas including methane, CO2, H2S, and H2 can be generated during this kind of anaerobic digestion when microorganisms break down (eat) organic materials in the absence of air (or oxgen). The greenhouse gases CO2 and methane will be released into the atmosphere contaminating the air and intensifying the global warming, which is an environmental problem caused by food waste if it is not processed and handled efficiently. To mitigate this problem, biogas should be collected and purified, then it can be further used to generate electricity (methane) and/or cultivate organic vegetables (CO2) in greenhouses. Thus, building an anaerobic digester is the way to recycle food waste as renewable natural gas. The impact can be easily measured because the products including biogas and organic fertilizer will be sold to customers; for example, biomethane will be directly injected into the pipelines of PG&E or Socal Gas and organic fertilizer or CO2 will be supplied to farming companies or farmers to grow organic foods. Company management team is also targeting to apply government GHG reduction grant or fund. The fund to be raised through this filing will be used for working capital or project design or acquistion of permits or purchase of land space.

In Phase I, Company plans to raise money to complete the construction of organic fertilizer facility and start production to supply organic fertilizer to the agriculture farming market. The funds from the Reg A offering filed on March 2, 2023 will be used to cover all the expenses in this phase.

Plan of Operation for the Next Twelve Months

The Company believes that the proceeds of the Reg A offering filed on March 2, 2023 will satisfy its cash requirements for the next twelve months. To complete the Company’s entire development plan, it may have to raise additional funds in the next twelve months.

The Company may make significant changes in the number of employees at the corporate level, as well as retaining the services of software developers as contract labor or employees.

Investments. The Company intends to make substantial investment in constructing the organic fertilizer facility in the next 12 months as funds are raised through the Reg A offering filed on March 2, 2023.

Marketing and sales. As Company starts the organic fertilizer production, Company will incur substantial marketing and sales expenses which will consist primarily of salaries, and benefits for employees engaged in sales, sales support, marketing, business development, and customer service functions. Our marketing and sales expenses also include marketing and promotional expenditures.

Cost of revenue. The Company expects that the cost of revenue for its operations will consist primarily of expenses associated with the expansion of business and acquisition and partnerships of/with industry participants. These include expenses related to providing funds for construction of new facility, employee salaries, and marketing and sales events.

Research and development. The Company will continue to engage in organic fertilizer research and technology development. These will consist primarily of hiring new technicians, providing salaries and benefits for new employees who are responsible for developing new technologies as well as improving existing infrastructures.

General and administrative. The majority of our general and administrative expenses will consist of salaries, benefits, and share-based compensation for certain of our executives as well as our legal, finance, human resources, corporate communications and policy employees, and other administrative employees. In addition, general and administrative expenses include professional and legal services. The Company expects to incur substantial expenses in marketing the Reg A offering, in closing sales, and in promoting and managing its operations.

Results of Operations

Six Months Ended January 31, 2023 Compared to Six Months Ended January 31, 2022

The following table sets forth information comparing the components of net (loss) income for the six months ended January 31, 2023 and 2022:

	Six Months Ended January 31,		Period over Period Change
	2023	2022	$	%
Revenues, net	$-	$-	$-	-
Cost of revenues	-	-	-	-
Gross profit	-	-	-	-

Operating expenses:
General and administrative	18,748	-	18,748	-%
Total operating expenses	18,748	-	18,748	-%
Operating loss	(18,748)	-	(18,748)	-%

Other (expense) income:
Interest Income (expense)	-	-	-	-
Total other income (expenses)	-	-	-	-
Loss before income taxes	(18,748)	-	(18,748)	-%
Income tax expense	-	-	-	-
Net loss	$(18,748)	$-	$(18,748)	-%
Total comprehensive loss	$(18,748)	$-	$(18,748)	-%

Revenue

For the six months ended January 31, 2023 and 2022, we generated revenue of $- and $-, respectively.

Cost of Revenues

For the six months ended January 31, 2023 and 2022, cost of revenues was $- and $-, respectively.

Gross Profit

For the six months ended January 31, 2023 and 2022, gross profit was $- and $-, respectively.

Operating Expenses

Selling, general and administrative expenses were $18,748 and - for the six months ended January 31, 2023 and 2022, respectively, representing an increase of $18,748, or -%. The increase is largely attributable to corporation annual list renewal and transfer agent fee.

Other Expenses

Other income (expenses) were - and - for the six months ended Janury 31, 2022 and 2022, respectively, representing an increase of -, or -%.

Income tax expense

There was no income tax expense for the six months ended Janury 31, 2023 and 2022.

Net Income (loss)

For the six months ended January 31, 2023, our net loss increased to ($18,748), as compared to a net loss of - for six months ended January 31, 2022, an increase of ($18,748). The increase in net loss for the six months ended January 31, 2023 was largely attributable to the increase in general and administrative expenses.

Total Comprehensive Income (loss)

For the six months ended January 31, 2023, our total comprehensive loss increased to ($80,444), as compared to a total comprehensive loss of - for the six months ended January 31, 2022, an increase of ($18,748).

Year Ended July 31, 2022 Compared to Year Ended July 31, 2021

The following table sets forth information comparing the components of net (loss) income for the years ended July 31, 2022 and 2021:

	Years Ended July 31,		Period over Period Change
	2022	2021	$	%
Revenues, net	$-	$-	$-	-
Cost of revenues	-	-	-	-
Gross profit	-	-	-	-

Operating expenses:
General and administrative	1,281	500	781	156.2%
Total operating expenses	1,281	500	781	156.2%
Operating loss	(1,281)	(500)	(781)	-156.2%

Other (expense) income:
Interest Income (expense)	-	-	-	-
Total other income (expenses)	-	-	-	-
Loss before income taxes	(1,281)	(500)	(781)	-156.2%
Income tax expense	-	-	-	-
Net loss	$(1,281)	$(500)	$(781)	-156.2%
Total comprehensive loss	$(1,281)	$(500)	$(781)	-156.2%

Revenues

For the years ended July 31, 2022 and 2021, we generated $- and $- in revenue, respectively.

For the years ended July 31, 2022and 2021, our cost of revenue was $- and $-, respectively.

Operating Expenses

Our operating expenses were $1,281 and $500 for years ended July 31, 2022 and 2021, respectively, for an increase of $781. The increase is largely attributable to operating expenses associated with corporation annual list renewal fee.

Other Income (Expenses)

Other Income (Expenses) were $- and $- during the years ended July 31, 2022 and 2021, respectively.

Income tax expense

There was no income tax expense for the years ended July 31, 2022 and 2021.

Net Income (Loss)

For the year ended July 31, 2022, our net loss increased to ($1,281), as compared to a net loss of ($500) for the year ended July 31, 2021, an increase of ($781). The increase in net loss is largely attributable to the Company’s increase in general and administrative expenses.

Total Comprehensive Income (loss)

For the year ended July 31, 2021, our total comprehensive loss increased to ($61,696), as compared to a total comprehensive loss of ($60,415) for the year ended July 31, 2021, an increase of ($781).

Liquidity and Capital Resources

The following table summarizes the cash flows for the six months ended January 31, 2023 and 2022:

	2023	2022
Cash Flows:

Net cash (used in) operating activities	(18,748)	(500)
Net cash provided by (used in) investing activities	-	-
Net cash provided by financing activities	18,748	500

Net (decrease) increase in cash	-
Cash at beginning of period	-	-
Cash at end of period	$-	$-

At January 31, 2023, we had $- in cash and there were outstanding liabilities of $80,444. The stockholders’ deficit was $772,945 as of January 31, 2022 and $754,196 as of July 31, 2022.

There was $18,748 cash used by operations in the six months ended January 31, 2023 ($- net cash used in operating activities during the six months ended January 31, 2022), $0 used in cash for investing activities for the six months ended January 31, 2023 ($- used in cash for investing activities during the six month period ended January 31, 2022) and $18,748 cash provided through financing activities during the six months ended January 31, 2023 ($- for the six months ended January 31, 2022). This resulted in $18,748 changes in net cash during the six months ended January 31, 2023 and $- change in net cash during the six months ended January 31, 2022, respectively.

Our company officer has verbally agreed to continue to loan the Company funds for operating expenses in a limited scenario, but it has no legal obligation to do so.

There is limited historical financial information about us upon which to base an evaluation of our performance. We have meaningfully commenced business operations based upon the amount of revenue we have been able to generate. We are in start-up stage of operations. We cannot guarantee we will be successful in our business operations. Our business is subject to risks inherent in the establishment of a new business enterprise, including limited capital resources and possible cost overruns due to price and cost increases in services and products.

We have no assurance that future financing will be available to us on acceptable terms. If financing is not available on satisfactory terms, we may be unable to continue, develop or expand our operations. Equity financing could result in additional dilution to existing shareholders.

OFF-BALANCE SHEET ARRANGEMENTS

We do not have any off-balance sheet arrangements that are reasonably likely to have a current or future effect on our financial condition, revenues, results of operations, liquidity, or capital expenditures.

Recent Financing Transactions

Convertible Notes Payable

For the six months ended January 31, 2023 and year ended July 31, 2022, the Company did not issue convertible notes payable.

Quantitative and Qualitative Disclosures about Market Risk

In the ordinary course of our business, we are not exposed to market risk of the sort that may arise from changes in interest rates or foreign currency exchange rates, or that may otherwise arise from transactions in derivatives.

The preparation of financial statements in conformity with GAAP requires our management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The Company’s significant estimates and assumptions include the fair value of the Company’s common stock, stock-based compensation, the recoverability and useful lives of long-lived assets, and the valuation allowance relating to the Company’s deferred tax assets.

Contingencies

Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company, but which will only be resolved when one or more future events occur or fail to occur. The Company’s management, in consultation with its legal counsel as appropriate, assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company, in consultation with legal counsel, evaluates the perceived merits of any legal proceedings or unasserted claims, as well as the perceived merits of the amount of relief sought or expected to be sought therein. If the assessment of a contingency indicates it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s financial statements. If the assessment indicates a potentially material loss contingency is not probable, but is reasonably possible, or is probable, but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss, if determinable and material, would be disclosed. Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed.

We are required to file periodic and other reports with the SEC, pursuant to the requirements of Section 13(a) of the Securities Exchange Act of 1934. Our continuing reporting obligations under Regulation A are deemed to be satisfied, as long as we comply with our Section 13(a) reporting requirements. As a Tier 2 issuer under Regulation A, we will be required to file with the SEC a Form 1-Z (Exit Report Under Regulation A) upon the termination of the Reg A offering filed on March 2, 2023.

Item 3. Properties

Company does not own any property so far.

We currently have no investment policies as they pertain to real estate, real estate interests or real estate mortgages.

Item 4. Security Ownership of Certain Beneficial Owners and Management

The following table sets forth the beneficial ownership of our Common Stock as of January 31, 2023 by:

●	each shareholder known by us to beneficially own more than 5% of our outstanding Common Stock;

●	each of our directors;

●	each of our named executive officers; and

●	all of our directors and executive officers as a group.

We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting of securities, or to dispose or direct the disposition of securities. A security holder is also deemed to be, as of any date, the beneficial owner of all securities that such security holder has the right to acquire within 60 days after such date through (i) the exercise of any option or warrant, (ii) the conversion of a security, (iii) the power to revoke a trust, discretionary account or similar arrangement, or (iv) the automatic termination of a trust, discretionary account or similar arrangement. Except as disclosed in the footnotes to this table and subject to applicable community property laws, we believe that each person identified in the table has sole voting and investment power over all of the shares shown opposite such person’s name.

Percentage ownership in the following table is based on 95,500,000 shares of common stock outstanding as of January 31, 2023.

Name of Beneficial Owner (1)(2)	Preferred Stock Owned	Common Stock Beneficially Owned	Percentage of Common Stock
J Adam Guo	1000	0	0.00%
Directors and Officers as a Group (1 individual)	1000 (3)	0	0.00%

Juanming Fang. (4)	0	14,000,000	14.66%
Collingswood Capital Group (5)	0	58,000,000	60.73%
Wei Zhou	0	0	0%
Ming Du	0	0	0%

(1)	Beneficial Ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants, or convertible debt currently exercisable or convertible, or exercisable or convertible within 60 days of January 31, 2023 are deemed outstanding for computing percentage of the person holding such option or warrant but are not deemed outstanding for computing the percentage of any person. Percentages are based on a total of shares of common stock outstanding on January 31, 2023, and the shares issuable upon exercise of options, warrants exercisable, and debt convertible on or within 60 days of January 31, 2023.
(2)	The number of common shares outstanding used in computing the percentages is 95,500,000.
(3)	Preferred stock shareholder at a fixed non-dilutable 60% of voting rights for every 1000 shares over all classes of stock
(4)	The address for Mr. Fang is 115 He Xiang Road, Bai He Village, Qing Pu, Shanghai, PRC
(5)	The address for Collingswood Capital Group is Ave. Insurgentes Sur 730, Mexico City 03100. Neil Robertson is the sole owner of this entity and directly exercises sole voting and investment control with respect to the shares of common stock listed in the table as being owned by this entity.

Item 5. Directors and Executive Officers

Set forth below are the present directors, director nominees and executive officers of the Company as of March 2, 2023. There are no other persons who have been nominated or chosen to become directors nor are there any other persons who have been chosen to become executive officers. There are no arrangements or understandings between any of the directors, officers and other persons pursuant to which such person was selected as a director or an officer. Directors are elected to serve until the next annual meeting of stockholders and until their successors have been elected and have qualified. Officers are appointed to serve until the meeting of the board of directors following the next annual meeting of stockholders and until their successors have been elected and qualified.

NAME	AGE	POSITION
J. Adam Guo	44	Director and Chief Executive Officer
Ming Du	54	Director
Wei Zhou	51	Director

The persons named above are expected to hold their offices/positions until the next annual meeting of our stockholders. The officer and director set forth herein is our only officer, director, promoter and control person, as that term is defined in the rules and regulations promulgated under the Securities and Exchange Act of 1933.

Information about our Executive Officers

The business experience during the past five years of the person presently listed above as an Officer or Director of the Company is as follows:

Mr. J. Adam Guo, Ph.D., an expert in strategy, growth, and business restructuring, serves as Chief Executive Officer and President of the Board of Directors. He has years of experience of capital market operations in the U.S. market, including early-stage securities financing, corporate mergers and acquisitions, listing operations, financial reports, etc. The recent cases include the rehabilitation of Emerging Holdings Inc and pre-financing operations. His leadership and vision will be essential for business start-up practices and operations.

Mr. Ming Du, B.S., is the founder and served as the CEO of Shaanxi Chenao Agricultural Technology Co., Ltd from 2016 to 2018, specializing in organic fertilizer business.

Mr. Wei Zhou, Ph.D., is one Associate Professor research of germplasm innovation of major vegetables and crops including spinach, rice, hemp, etc. at the Florida A&M University.

Family Relationships

There are no family relationships among the directors and executive officers.

Conflicts of Interest- General

Our directors and officers are, or may become, in their individual capacities, officers, directors, controlling shareholder and/or partners of other entities engaged in a variety of businesses. Thus, there exist potential conflicts of interest including, among other things, time, efforts and corporation opportunity, involved in participation with such other business entities. While our certain of our officers and directors are engaged in business activities outside of our business, they devote to our business such time as they believe to be necessary.

Conflicts of Interest- Corporate Opportunities

Presently no requirement contained in our Articles of Incorporation, Bylaws, or minutes which requires officers and directors of our business to disclose to us business opportunities which come to their attention. Our officers and directors do, however, have a fiduciary duty of loyalty to us to disclose to us any business opportunities which come to their attention, in their capacity as an officer and/or director or otherwise. Excluded from this duty would be opportunities which the person learns about through his involvement as an officer and director of another company. We have no intention of merging with or acquiring an affiliate, associate person or business opportunity from any affiliate or any client of any such person.

Committees to the Board of Directors

In the ordinary course of business, the board of directors maintains a compensation committee and an audit committee.

The primary function of the compensation committee is to review and make recommendations to the board of directors with respect to the compensation, including bonuses, of our officers and to administer the grants under our stock option plan.

The functions of the audit committee are to review the scope of the audit procedures employed by our independent auditors, to review with the independent auditors our accounting practices and policies and recommend to whom reports should be submitted, to review with the independent auditors their final audit reports, to review with our internal and independent auditors our overall accounting and financial controls, to be available to the independent auditors during the year for consultation, to approve the audit fee charged by the independent auditors, to report to the board of directors with respect to such matters and to recommend the selection of the independent auditors.

In the absence of a separate audit committee our board of directors’ functions as audit committee and performs some of the same functions of an audit committee, such as recommending a firm of independent certified public accountants to audit the annual financial statements; reviewing the independent auditor’s independence, the financial statements and their audit report; and reviewing management’s administration of the system of internal accounting controls.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has, during the past ten years:

(1) had a petition under the Federal bankruptcy laws or any state insolvency law filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or property of such person, or any partnership in which he was a general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing;

(2) has been convicted in a criminal proceeding or is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

(3) has been the subject of any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from, or otherwise limiting, the following activities:

(i) Acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

(ii) Engaging in any type of business practice; or

(iii) Engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of Federal or State securities laws or Federal commodities laws;

(4) has been the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any Federal or State authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described in (3)(i) above, or to be associated with persons engaged in any such activity;

(5) has been found by a court of competent jurisdiction in a civil action or by the Commission to have violated any Federal or State securities law, and the judgment in such civil action or finding by the Commission has not been subsequently reversed, suspended, or vacated;

(6) has been found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any Federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated;

(7) has been the subject of, or a party to, any Federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of:

(i) Any Federal or State securities or commodities law or regulation; or

(ii) Any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order; or

(iii) Any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

(8) has been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Code of Business Conduct and Ethics

Upon incorporation we adopted a written code of ethics applicable to our board of directors, officers and employees in accordance with applicable Federal and states securities laws. Our board of directors shall oversee compliance with the code of ethics as it relates to the company through an officer designated by the board. Employees are required to report known and suspected breaches of our code of ethics to an appropriate supervisor, or in the case of officers and directors, to a senior officer designated by our board of directors. Our code of ethics is designed to deter wrongdoing and to promote:

1) honest and ethical conduct;

2) full, fair, accurate, timely and understandable disclosure in reports and documents that we will file with securities regulators and in our other public communications;

3) compliance with applicable laws, rules and regulations, including insider trading compliance; and

4) accountability for adherence to the code and prompt internal reporting of violations of the code, including illegal or unethical behavior regarding accounting or auditing practices.

Item 6. Executive Compensation.

Summary Compensation Table

The following summary compensation table indicates the cash and non-cash compensation earned from the Company during the fiscal years ended July 31, 2022 and 2021 by the current and former executive officers of the Company and each of the other two highest paid executives or directors, if any, whose total compensation exceeded $100,000 during those periods.

Summary Compensation Table
Name and Principal Position	Year	Fees earned or paid in cash ($)	Bonus (cash) ($)	Common Stock Awards (#)	Common Stock Awards ($)	All Other Compensation ($)	Total ($)
J Adam Guo (1)	2022	-	-	-	-	-	-
President CEO, (Principal Executive Officer) Director

Adeeb Tadros (2)	2022	-	-	-	-	-	-
Former President CEO, (Principal Executive Officer) Director	2021	-	-	-	-	-	-

Ming Du (3)	2022	-	-	-	-	-	-
Director	2021	-	-	-	-	-	-

Wei Zhou (3)	2022	-	-	-	-	-	-
Director	2021	-	-	-	-	-	-

(1)	Mr. Guo was appointed as a Director on July 27, 2022 and as the Company’s President and Chief Executive Officer on July 27, 2022.

(2)	Mr. Tadros was appointed as a Director and as the Company’s Chief Executive Officer on September 23, 2020. Mr. Tadros was removed from the Company’s President by the Company$rsquo;s new Custoidan Mr. Guo appointed by the Court on July 27, 2022 effective as of July 27, 2022.

(3)	Mr. Ming Du and Mr. Wei Zhou were appointed as a Director on January 3, 2023.

Employment Agreements

Company didn't make any employment agreement with any employees.

Stock Option Plan and other Employee Benefits Plans

The Company has not adopted any retirement, pension, profit sharing, stock option or insurance programs or other similar programs for the benefit of its employees.

Overview of Compensation Program

Since August 1, 2018, the Company has not paid any compensation to any employee, executive or director.

We currently do not maintain a Compensation Committee of the Board of Directors. Until a formal committee is established, our entire Board of Directors has responsibility for establishing, implementing and continually monitoring adherence with the Company’s compensation philosophy. The Board of Directors ensures that the total compensation paid to the executives is fair, reasonable, and competitive.

Role of Executive Officers in Compensation Decisions

The Board of Directors makes all compensation decisions for, and approves recommendations regarding equity awards to, the executive officers and directors of the Company.

Item 7. Certain Relationships and Related Transactions, and Director Independence.

To the best of our knowledge, as of January 31, 2023, other than as set forth above, there were no material transactions, or series of similar transactions, or any currently proposed transactions, or series of similar transactions, to which we were or are to be a party, in which any director or executive officer, or any security holder who is known by us to own of record or beneficially more than 5% of any class of our Common Stock, or any member of the immediate family of any of the foregoing persons, has an interest.

Statement of Policy

We have adopted a related-party transactions policy under which our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of any class of our Common Stock, and any members of the immediate family of any of the foregoing persons are not permitted to enter into a related-party transaction with us without the consent of our audit committee. If the related party is, or is associated with, a member of our audit committee, the transaction must be reviewed and approved by another independent body of our Board of Directors, such as our governance committee. Any request for us to enter into a transaction with a related party in which the amount involved exceeds $120,000 and such party would have a direct or indirect interest must first be presented to our audit committee for review, consideration and approval. If advance approval of a related-party transaction was not feasible or was not obtained, the related-party transaction must be submitted to the audit committee as soon as reasonably practicable, at which time the audit committee shall consider whether to ratify and continue, amend and ratify, or terminate or rescind such related-party transaction. All of the transactions described above were reviewed and considered by, and were entered into with the approval of, or ratification by, our Board of Directors.

Item 8. Legal Proceedings.

The Company presently is not a party to, nor is management aware of, any pending, legal proceedings to which the Company is a party or to which any of its property is the subject.

Item 9. Market for Registrant's Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities.

Market information

Our common stock is not traded on any exchange. Our common stock is quoted on the OTC Pink Sheets Open Market, under the trading symbol "NUVI". The market for our stock is thinly traded and highly volatile. We cannot assure you that there will be a market in the future for our common stock. The Pink Sheets Open Market securities are not listed and traded on the floor of an organized national or regional stock exchange. Instead, Pink Sheets Open Market securities transactions are conducted through a telephone and computer network connecting dealers in stocks. Pink Sheets Open Market is for all types of companies that are there by reasons of default, distress or design, and is further sub-categorized by the levels of information provided. Traditionally companies that do not meet the financial and other listing requirements of a regional or national stock exchange are listed and traded on the Pink Open Market.

As of January 31, 2021, the closing bid price per share was $0.0067.

As of January 31, 2023, we had 6 stockholders of record holding 95,500,000 shares of common stock. The Company has not conducted a beneficial ownership search of shares held in street name and does not presently expect to do so.

Common Stock

The Company is authorized to issue 125,000,000 shares of Common Stock, par value $.001.

Capitalization

Security	Par Value	Authorized	Outstanding	Voting Rights
Common Stock	0.001	125,000,000	95,500,000	1:1

Preferred stock

The Company is authorized to issue 1000 preferred stock shares. Mr. Guo, as the court appointed custodian filed with NVSOS for preferred stock designation. As of January 31, 2023, 1,000 preferred series C stock shares is issued and outstanding at a $0.001 par value for the consideration of Mr. Guo's service to Company. Preferred stock shareholder is entiled at a fixed non-dilutable 60% of voting rights for every 1000 shares over all classes of stock

Nevada Anti-Takeover Law

The provisions of Nevada law and our bylaws may have the effect of delaying, deferring or preventing another party from acquiring control of the company. These provisions may discourage and prevent coercive takeover practices and inadequate takeover bids.

Nevada Law

Nevada law contains a provision governing “acquisition of controlling interest.” This law provides generally that any person or entity that acquires 20% or more of the outstanding voting shares of a publicly-held Nevada corporation in the secondary public or private market may be denied voting rights with respect to the acquired shares, unless a majority of the disinterested stockholders of the corporation elects to restore such voting rights in whole or in part. The control share acquisition act provides that a person or entity acquires “control shares” whenever it acquires shares that, but for the operation of the control share acquisition act, would bring its voting power within any of the following three ranges: 20 to 33-1/3%; 33-1/3 to 50%; or more than 50%.

A “control share acquisition” is generally defined as the direct or indirect acquisition of either ownership or voting power associated with issued and outstanding control shares. The stockholders or Board of Directors of a corporation may elect to exempt the stock of the corporation from the provisions of the control share acquisition act through adoption of a provision to that effect in the articles of incorporation or bylaws of the corporation. Our articles of incorporation and bylaws do not exempt our common stock from the control share acquisition act.

The control share acquisition act is applicable only to shares of “Issuing Corporations” as defined by the Nevada law. An Issuing Corporation is a Nevada corporation which (i) has 200 or more stockholders, with at least 100 of such stockholders being both stockholders of record and residents of Nevada, and (ii) does business in Nevada directly or through an affiliated corporation.

At this time, we do not believe we have 100 stockholders of record resident of Nevada and we do not conduct business in Nevada directly. Therefore, the provisions of the control share acquisition act are believed not to apply to acquisitions of our shares and will not until such time as these requirements have been met. At such time as they may apply, the provisions of the control share acquisition act may discourage companies or persons interested in acquiring a significant interest in or control of us, regardless of whether such acquisition may be in the interest of our stockholders.

The Nevada “Combination with Interested Stockholders Statute” may also have an effect of delaying or making it more difficult to effect a change in control of us. This statute prevents an “interested stockholder” and a resident domestic Nevada corporation from entering into a “combination,” unless certain conditions are met. The statute defines “combination” to include any merger or consolidation with an “interested stockholder,” or any sale, lease, exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions with an “interested stockholder” having (i) an aggregate market value equal to 5% or more of the aggregate market value of the assets of the corporation, (ii) an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation, or (iii) representing 10% or more of the earning power or net income of the corporation.

An “interested stockholder” means the beneficial owner of 10% or more of the voting shares of a resident domestic corporation, or an affiliate or associate thereof. A corporation affected by the statute may not engage in a “combination” within three years after the interested stockholder acquires its shares unless the combination or purchase is approved by the Board of Directors before the interested stockholder acquired such shares. If approval is not obtained, then after the expiration of the three-year period, the business combination may be consummated with the approval of the Board of Directors or a majority of the voting power held by disinterested stockholders, or if the consideration to be paid by the interested stockholder is at least equal to the highest of (i) the highest price per share paid by the interested stockholder within the three years immediately preceding the date of the announcement of the combination or in the transaction in which he became an interested stockholder, whichever is higher, (ii) the market value per common share on the date of announcement of the combination or the date the interested stockholder acquired the shares, whichever is higher, or (iii) if higher for the holders of preferred stock, the highest liquidation value of the preferred stock.

Articles of Incorporation and Bylaws

Our articles of incorporation are silent as to cumulative voting rights in the election of our directors. Nevada law requires the existence of cumulative voting rights to be provided for by a corporation’s articles of incorporation. In the event that a few stockholders end up owning a significant portion of our issued and outstanding common stock, the lack of cumulative voting would make it more difficult for other stockholders to replace our Board of Directors or for a third party to obtain control of us by replacing our Board of Directors. Our articles of incorporation and bylaws do not contain any explicit provisions that would have an effect of delaying, deferring or preventing a change in control of us.

Dividends

Since our inception, we have not paid any dividends on our common stock, and we currently expect that, for the foreseeable future, all earnings (if any) will be retained for the development of our business and no dividends will be declared or paid. In the future, our Board of Directors may decide, at their discretion, whether dividends may be declared and paid, taking into consideration, among other things, our earnings (if any), operating results, financial condition and capital requirements, general business conditions and other pertinent facts.

Securities Authorized for Issuance Under Equity Compensation Plans

The Company does not have any equity compensation plans or agreements under which our common stock is authorized for issuance.

Transfer Agent

Our Transfer Agent is ClearTrust Transfer, LLC whose address is 16540 Pointe Village Dr, Suite 205 Lutz, Florida 33558. Telephone (813) 235-4490, Fax (813) 388-4549 and email Inbox@ClearTrustTransfer.com. The transfer agent is registered under the Exchange Act and operates under the regulatory authority of the SEC and FINRA.

Item 10. Recent Sales of Unregistered Securities.

On March 22, 2019, the Company issued 60,000,000 shares of common stock to Bryan Glass at an aggregate cost of $60,000. As of January 31, 2023, 1,000 preferred series C stock shares is issued and outstanding at a $0.001 par value for the consideration of Mr. Guo's service to Company. The Company has not otherwise sold or issued any other securities since August 1, 2017.

Item 11. Description of Registrant's Securities to be Registered.

The following description of our common stock is a summary. You should refer to our amended and restated articles of incorporation and the amendments thereto for the actual terms of our common stock.

Authorized Capital Stock

We are authorized to issue up to 125,000,000 shares of common stock, par value of $0.001 per share. As of the date of this Registration Statement, there are 95,500,000 shares of common stock outstanding.

The holders of our common stock are entitled to one vote per share on all matters to be voted on by the stockholders. All shares of common stock are entitled to participate in any distributions or dividends that may be declared by the board of directors. Subject to prior rights of creditors, all shares of common stock are entitled, in the event of our liquidation, dissolution or winding up, to participate ratably in the distribution of all our remaining assets. There are no sinking fund provisions applicable to the common stock. Our common stock has no preemptive or conversion rights or other subscription rights. Holders of our common stock are not entitled to cumulative voting of their stock in connection with the election of directors. The board of directors has the authority to issue the authorized but unissued shares of our common stock without action by the stockholders. The issuance of any such shares would reduce the percentage ownership held by existing stockholders and may dilute the book value of their shares.

Item 12. Indemnification of Directors and Officers.

Our bylaws provide that the Company shall indemnify its directors and may cause the Company to indemnify a director or former director of a corporation of which the Company is or was a shareholder and the heirs and personal representatives of any such person against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, actually and reasonably incurred by him or them including an amount paid to settle an action or satisfy a judgment inactive criminal or administrative action or proceeding to which he is or they are made a party by reason of his or her being or having been a director of the Company or a director of such corporation, including an action brought by the Company or corporation. In addition, the Company may indemnify an officer, employee or agent of the Company or of a corporation of which the Company is or was a shareholder, and his or her heirs and personal representatives against all costs, charges and expenses incurred by him or them and resulting from his or her acting as an officer, employee or agent of the Company or corporation. In addition, the Company shall indemnify the Secretary or an Assistance Secretary of the Corporation (if he is not a full-time employee of the Company and notwithstanding that he is also a director), and his or her respective heirs and legal representatives against all costs, charges and expenses incurred by him or them and arising out of the functions assigned to the Secretary by the Company.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 13. Financial Statements and Supplementary Data.

Our financial statements together with the related notes and the report of BF Borgers CPA, PC, independent registered public accounting firm, are set forth in Item 15 of this Form 10.

Item 14. Changes in and Disagreements with Accountants.

There are not and have not been any disagreements between the Company and its independent accountants on any matter of accounting principles, practices or financial statement disclosure.

Item 15. Financial Statements and Exhibits.

(a) The following financial statements of the registrant are filed as a part of this Registration Statement:

(b) The following exhibits are filed with this Registration Statement:

Index to Exhibits

Exhibit	Description
3.1	Articles of Incorporation of the Registrant (previously filed with Form SB-2 on September 5, 2007)
3.1.1	Certificate of Amendment to Articles of Incorporation dated February 25, 2010
3.1.2	Certificate of Amendment to Articles of Incorporation dated March 3, 2010
3.1.3	Certificate of Amendment filed by Custodian (previously filed with Form 10 on February 23, 2021)
3.1.4	Certificate of Amendment filed by Custodian (previously filed with Form 1-A on March 1, 2023)
3.2	Bylaws of the Registrant (previously filed with Form SB-2 on September 5, 2007)
3.2.1	Amended and Restated Bylaws (previously filed with Form 10 on February 23, 2021)
99.1	Custodial Order (previously filed with Form 10 on February 23, 2021)
99.1.1	Custodial Order (previously filed with Form 1-A on March 1, 2023)
99.2	Certificate of Reinstatement (previously filed with Form 10 on February 23, 2021)
99.2.1	Annual or Amended List with this filing (previously filed with Form 1-A on March 1, 2023)
99.3	Certificat of Stock Designation with this filing (previously filed with Form 1-A on March 1, 2023)

FINANCIAL INFORMATION

Interim financial statements

The accompanying interim financial statements of Emo Capital, Corp. (“the Company”, “we”, “us” or “our”), have been prepared without audit pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with United States generally accepted principles have been condensed or omitted pursuant to such rules and regulations.

The interim financial statements should be read in conjunction with the company’s latest annual financial statements.

In the opinion of management, the financial statements contain all material adjustments, consisting only of normal adjustments considered necessary to present fairly the financial condition, results of operations, and cash flows of the Company for the interim periods presented.

EMO CAPITAL, CORP.

BALANCE SHEETS

	January 31,	July 31
	2023	2022
	(Unaudited)
ASSETS

CURRENT ASSETS
Cash	$-	$-
Total current assets	-	-

Other Assets	-	-
Total non-current assets	-	-

TOTAL ASSETS	$-	$-

LIABILITIES AND STOCKHOLDERS’ DEFICIT

LIABILITIES
Current Liabilities:
Accounts payable and accrued expenses	$46,990	$46,990
Loan payable	33,454	14,706
Accrued Interest	-	-
Total current liabilities	80,444	61,696

Non-current Liabilities:
Operating lease obligation, net of current portion	-	-
TOTAL LIABILITIES	80,444	61,696

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ DEFICIT
Common stock: authorized 125,000,000; $0.001 par value; 95,500,000 and 95,500,000 shares issued and outstanding as of January 31, 2023 and July 31, 2022	65,500	65,500
Preferred stock ($.001 par value; 1,000 shares issued and outstanding at January 31, 2023 and July 31, 2022)	1	-
Additional Paid in Captial	627,000	627,000
Retained Earnings (Accumulated Deficit)	(772,945)	(754,196)
Total Stockholders’ deficit	(80,444)	(61,696)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$-	$-

The accompanying notes are an integral part of these unaudited financial statements.

EMO CAPITAL, CORP.

STATEMENTS OF OPERATIONS AND LOSS

(Unaudited)

	For the Six Months Ended January 31,
	2023	2022
Operating expenses:
General and administrative expenses	$18,748	$-
Total operating expenses	18,748	-

Loss from operations	(18,748)	-

Other Income (Expense):
Interest Expense
Total other income (expense)	-	-

Net loss before income tax provision	(18,748)	-
Provision for income tax	-	-

Net loss	$(18,748)	$-

Net loss per common share
Basic and diluted	$(0.00)	$(0.00)

Weighted average common shares outstanding
Basic and diluted	95,500,000	95,500,000

The accompanying notes are an integral part of these unaudited financial statements.

EMO CAPITAL, CORP.

STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

FOR THE SIX MONTHS ENDED JANUARY 31, 2023 AND 2022

(Unaudited)

	Common Stock: Shares	Common Stock: Amount	Preferred Stock: Shares	Preferred Stock: Amount	Additional Paid in Capital	Accumulated Deficit	Totals
Balance – July 31, 2022	95,500,000	$65,500	-	$-	$(627,000)	$(754,196)	(61,696)

Net loss	-	-	-	-	-	(18,748)	(18,748)

Balance January 31, 2023	95,500,000	$65,500	1000	$1	$(627,000)	$(772,945)	(80,444)

	Common Stock: Shares	Common Stock: Amount	Preferred Stock: Shares	Preferred Stock: Amount	Additional Paid in Capital	Accumulated Deficit	Totals
Balance – July 31, 2021	95,500,000	$65,500	-	-	$(627,000)	$(752,915)	(60,415)

Net loss	-	-	-	-	-	-	-

Balance January 31, 2022	95,500,000	$65,500	-	-	$(627,000)	$(752,915)	(60,415)

The accompanying notes are an integral part of these unaudited financial statements.

EMO CAPITAL, CORP.

STATEMENTS OF CASH FLOWS

(Unaudited)

For the six months ended January 31,
	2023		2022
OPERATING ACTIVITIES:
Net loss	$(18,748)		$-
Adjustments to reconcile net loss to net cash (used in) operating activities:
Shares issued for services	-		-
Stock-based compensation	-
NET CASH USED IN OPERATING ACTIVITIES	-		-

INVESTING ACTIVITIES:
Fixed asset purchases	-		-
Project development costs	-		-
NET CASH USED IN INVESTIING ACTIVITIES	-		-

FINANCING ACTIVITIES:
Proceeds from related party loan	-		-
Contibutions to capital	-		-
Loan payable	(18,748)		-
NET CASH PROVIDED BY FINANCING ACTIVITIES	18,748		-

NET INCREASE/(DECREASE) IN CASH	-	-	-
CASH – BEGINNING OF PERIOD	-		-
CASH – END OF PERIOD	$-		$-

SUPPLEMENTAL CASHFLOW INFORMATION:
Cash paid for:
Income tax	$-		$-
Interest	$-		$-

The accompanying notes are an integral part of these unaudited financial statements.

EMO CAPITAL, CORP.

NOTES TO THE FINANCIAL STATEMENTS

January 31, 2023

(Unaudited)

NOTE 1 – ORGANIZATION AND NATURE OF BUSINESS

Emo Capital, Corp. (“we”, “our, “Emo”, the “Company”) is a for profit corporation established under the corporate laws of the State of Nevada on August 23, 2006 to create and develop a new social networking website targeted to the Chinese speaking market.

On February 28, 2008, the Company's registration statement on Form SB-2 was declared effective by the staff of the Securities and Exchange Commission (“SEC”). In that registration statement, the Company registered shares of common stock for sale in a self-underwritten offering and for public resale by certain stockholders identified in the registration statement. Upon the effective date of the registration statement, the Company became subject to the reporting requirements of Section 12(b) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and commenced filing reports under the Exchange Act through the quarter ended April 30, 2017.

On March 12, 2019, the Eight Judicial District Court of Nevada entered an order appointing Bryan Glass as custodian of the Company, authorizing and directing him to, among other things, take any action reasonable, prudent and for the benefit of the Company, including reinstating the Company under Nevada law, appointing officers and convening an annual meeting of stockholders (the “Order”). Mr. Glass was not a shareholder of the Company on the date that he applied to serve as a custodian of the Company. Thereafter, the board of directors and Mr. Glass, in his role as custodian, appointed himself to serve as the President of the Company.

From time to time, Mr. Glass has submitted and may in the future submit applications to the courts of the state of Nevada to be appointed as the custodian of corporations in which he already is a shareholder that have forfeited their right to exist as a corporation for reasons such as failure to file annual reports or to pay required fees, and such applications may or may not be successful. If the court approves the application, Mr. Glass is appointed to serve as the custodian of such corporations. In the past, he either has contributed assets to these corporations or sold them to third parties.

On March 19, 2019, (i) the Company was reinstated as a corporation under the laws of Nevada and (ii) the Company filed a Certificate of Amendment to the Articles of Incorporation Filed By Custodian specifically to advise the secretary of state that Mr. Glass did not have a previous history of criminal, administrative, civil or National Association of Securities Dealers or SEC investigations, violations or convictions against him or any of his affiliates. By resolutions dated March 19, 2019, Mr. Glass, in his capacity as the custodian of the Company, appointed himself to serve as the president, secretary and treasurer of the Company. In addition, on March 19, 2019, the Company issued to Mr. Glass 60,000,000 shares of common stock at a price of $0.001 per share for an aggregate cost of $60,000, which sum was paid by the performance of services to the Company and the reimbursement of expenses incurred by Mr. Glass on the Company's behalf in the amount of $16,065. The expenses incurred by Mr. Glass included $6,065 to the state of Nevada for fees in connection with reinstating the Company and other filings to bring the Company current under the requirements of Nevada corporate law, and $10,000 to the transfer agent for outstanding fees.

On May 20, 2019, the Company held a shareholders meeting at which the holders of 60,001,000 shares, representing a majority of the outstanding shares of common stock of the Company as of such date, were present and voted. At the meeting, the holders of all of the shares of common stock voting at the meeting appointed Bryan Glass to serve as a director of the Company.

On September 6, 2019, the Company filed a Form 15 with the SEC terminating the registration of its class of common stock under Section 12(g) of the Exchange Act and its duty to file periodic and other reports with the SEC.

On September 23, 2020, Mr. Glass sold 58,000,000 million shares of common stock, representing approximately 96.67% of the shares he owned in the Company, and equal to approximately 60.73% of the total number of outstanding shares of the Company's common stock, to Collingswood Capital Group for the sum of $85,000. Mr. Robertson, the principal of Collingswood Capital Group, became acquainted with Mr. Glass through a mutual associate and they subsequently negotiated a deal for his control block of shares in the Company. Concurrent with the sale of his shares, Mr. Glass resigned as a director of and from all positions he held with the Company but prior thereto the board of directors appointed Mr. Adeeb Tadros as a director and as the president of the Company.

Due to the default status of the Company with NVSOS, Mr. Guo as a shareholder was appointed as the custodian in the July of 2022. Mr. Guo appointed himself as the sole officer as the Company and renewed the articles of the Company with NVSOS. On August 9, 2022, the Company filed a Form 15 with the SEC terminating the registration of its class of common stock under Section 12(g) of the Exchange Act and its duty to file periodic and other reports with the SEC.

On January 3, 2023, Mr. Ming Du and Mr. Wei Zhou were appointed to the Board of Directors.

Currently, Emo Capital, Corp. is a carbon farming company and is dedicated to carbon sequestration related business. These includes carbon sink farms/ranches, development and sales of organic fertilizers, biochar, and carbon credit transactions.

As of the date of this Registration Statement, Company management team has been working hard to facilitate collaboration with some local government or city agencies to establish an anaerobic digester facility in Kern County, CA. As organic solid waste, such as, food waste, is dumped into landfills or naturally digested in composting facilities, biogas including methane, CO2, H2S, and H2 can be generated during this kind of anaerobic digestion when microorganisms break down (eat) organic materials in the absence of air (or oxgen). The greenhouse gases CO2 and methane will be released into the atmosphere contaminating the air and intensifying the global warming, which is an environmental problem caused by food waste if it is not processed and handled efficiently. To mitigate this problem, biogas should be collected and purified, then it can be further used to generate electricity (methane) and/or cultivate organic vegetables (CO2) in greenhouses. Thus, building an anaerobic digester is the way to recycle food waste as renewable natural gas. The impact can be easily measured because the products including biogas and organic fertilizer will be sold to customers; for example, biomethane will be directly injected into the pipelines of PG&E or Socal Gas and organic fertilizer or CO2 will be supplied to farming companies or farmers to grow organic foods. Company management team is also targeting to apply government GHG reduction grant or fund. The fund to be raised through this filing will be used for working capital or project design or acquistion of permits or purchase of land space.

In Phase I, Company plans to raise money to complete the construction of organic fertilizer facility and start production to supply organic fertilizer to the agriculture farming market. The funds from Reg A offering filed on March 2, 2023 will be used to cover all the expenses in this phase.

The Company qualifies as an “emerging growth company,” as defined in Section 2(a)(19) of the Securoties Act and it may choose to follow disclosure requirements that are scaled for newly public companies.

A company qualifies as an emerging growth company if it has total annual gross revenues of less than $1.07 billion during its most recently completed fiscal year and, as of December 8, 2011, had not sold common equity securities under a registration statement. A company continues to be an emerging growth company for the first five fiscal years after it completes an IPO, unless one of the following occurs:

● its total annual gross revenues are $1.06 billion or more;

● it has issued more than $1 billion in non-convertible debt in the past three years; or

● it becomes a "large accelerated filer," as defined in Exchange Act Rule 12b-2.

Emerging growth companies are permitted:

● to include less extensive narrative disclosure than required of other reporting companies, particularly in the description of executive compensation;

● to provide audited financial statements for two fiscal years, in contrast to other reporting companies, which must provide audited financial statements for three fiscal years;

● not to provide an auditor attestation of internal control over financial reporting under Sarbanes-Oxley Act Section 404(b);

● to defer complying with certain changes in accounting standards; and

● to use test-the-waters communications with qualified institutional buyers and institutional accredited investors

The Company's fiscal year end is July 31st.

NOTE 2 – GOING CONCERN

The accompanying financial statements have been prepared on a going concern basis, which assumes the Company will realize its assets and discharge its liabilities in the normal course of business. As reflected in the accompanying financial statements, the Company has a deficit accumulated of $772,945 and cash used in operations of $0 as of January 31, 2023.

The Company's ability to continue as a going concern is dependent upon its ability to generate future profitable operations and/or to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due. These circumstances raise substantial doubt about the Company's ability to continue as a going concern for the 12 months from the date when these financial statements were issued. The accompanying financial statements do not include any adjustments that might arise because of this uncertainty.

To address these aforementioned, management has undertaken the following initiatives: 1) enter into discussions to secure additional equity funding from current or new shareholders; 2) undertake a program to continue to monitor the Company's ongoing working capital requirements and minimum expenditure commitments; 3) continue their focus on maintaining an appropriate level of corporate overhead in line with the Company's available cash resources.

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation- The financial statements included herein were prepared under Generally Accepted Accounting Principles (GAAP).

All adjustments have been made which in the opinion of management are necessary, normal, and recurring in nature for presentation.

Interim filings should be read in conjunction with the Company's annual report as of July 31, 2022.

Cash and Cash Equivalents- For purposes of the Statement of Cash Flows, the Company considers liquid investments with an original maturity of six months or less to be cash equivalents.

Management's Use of Estimates- The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. The financial statements above reflect all of the costs of doing business.

Revenue Recognition- The Company applies paragraph 605-10-S99-1 of the FASB Accounting Standards Codification for revenue recognition. The Company recognizes revenue when it is realized or realizable and earned less estimated future doubtful accounts. The Company considers revenue realized or realizable and earned when all the following criteria are met:

(i) persuasive evidence of an arrangement exists,

(ii) the services have been rendered and all required milestones achieved,

(iii) the sales price is fixed or determinable, and

(iv) collectability is reasonably assured.

Comprehensive Income (Loss) - The Company reports Comprehensive income and its components following guidance set forth by section 220-10 of the FASB Accounting Standards Codification which establishes standards for the reporting and display of comprehensive income and its components in the financial statements. There were no items of comprehensive income (loss) applicable to the Company during the period covered in the financial statements.

Net Income per Common Share- Net loss per common share is computed pursuant to section 260-10-45 of the FASB Accounting Standards Codification. Basic net loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period. Diluted net loss per share is computed by dividing net loss by the weighted average number of shares of common stock and potentially outstanding shares of common stock during each period.

Deferred Taxes- The Company accounts for income taxes under Section 740-10-30 of the FASB Accounting Standards Codification. Deferred income tax assets and liabilities are determined based upon differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the assets will not be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the statements of operations in the period that includes the enactment date.

Fair Value of Financial Instruments- The carrying amounts reported in the balance sheet for cash, accounts receivable and payable approximate fair value based on the short-term maturity of these instruments.

Accounts Receivable- Accounts deemed uncollectible are written off in the year they become uncollectible. As of January 31, 2023 and 2022 the balance in Accounts Receivable was $0 and $0.

Impairment of Long-Lived Assets- The Company evaluates the recoverability of its fixed assets and other assets in accordance with section 360-10-15 of the FASB Accounting Standards Codification for disclosures about Impairment or Disposal of Long-Lived Assets. Disclosure requires recognition of impairment of long-lived assets in the event the net book value of such assets exceeds its expected cash flows. If so, it is impaired and is written down to fair value, which is determined based on either discounted future cash flows or appraised values. The Company adopted the statement on inception. No impairments of these types of assets were recognized during the periods ended January 31, 2023 and 2022.

Stock-Based Compensation- The Company accounts for stock-based compensation using the fair value method following the guidance set forth in section 718-10 of the FASB Accounting Standards Codification for disclosure about Stock-Based Compensation. This section requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award- the requisite service period (usually the vesting period). No compensation cost is recognized for equity instruments for which employees do not render the requisite service.

Fair Value for Financial Assets and Financial Liabilities- The Company follows paragraph 825-10-50-10 of the FASB Accounting Standards Codification for disclosures about fair value of its financial instruments and paragraph 820-10-35-37 of the FASB Accounting Standards Codification ("Paragraph 820-10-35-37") to measure the fair value of its financial instruments. Paragraph 820-10-35-37 establishes a framework for measuring fair value in accounting principles generally accepted in the United States of America (U.S. GAAP), and expands disclosures about fair value measurements. To increase consistency and comparability in fair value measurements and related disclosures, Paragraph 820-10-35-37 establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The three levels of fair value hierarchy defined by Paragraph 820-10-35-37 are described below:

Level 1: Quoted market prices available in active markets for identical assets or liabilities as of the reporting date..

Level 2: Pricing inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date.

Level 3: Pricing inputs that are generally unobservable inputs and not corroborated by market data.

The carrying amounts of the Company's financial assets and liabilities, such as cash and accrued expenses, approximate their fair values because of the short maturity of these instruments. The Company's note payable approximates the fair value of such instrument based upon management's best estimate of interest rates that would be available to the Company for similar financial arrangement on January 31, 2023 and 2022.

The Company does not have any assets or liabilities measured at fair value on a recurring or a non-recurring basis, consequently, the Company did not have any fair value adjustments for assets and liabilities measured at fair value at Janury 31, 2023, nor gains or losses are reported in the statement of operations that are attributable to the change in unrealized gains or losses relating to those assets and liabilities still held at the reporting date for the periods ended January 31, 2023 and 2022.

Recently Issued Accounting Pronouncements

January 2019, the FASB issued ASU 2016-02, Leases (Topic 842) - ASU 2016-02 requires that a lessee recognize the assets and liabilities that arise from operating leases. A lessee should recognize, in the statement of financial position, a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term. For leases with a term of twelve months or less, a lessee is permitted to make an accounting policy election by class of underlying asset not to recognize lease assets and lease liabilities. In transition, lessees and lessors are required to recognize and measure leases at the beginning of the earliest period presented using a modified retrospective approach. Public business entities should apply the amendments in ASU 2016-02 for fiscal years beginning after December 15, 2018 with a one-year deferral for Emerging Growth Companies, including interim periods within those fiscal years (i.e. January 1, 2019, for a calendar year entity). Early application is permitted for all public business entities and all non-public business entities upon issuance. The adoption of this standard did not have a material impact on the Company's financial position and results of operations.

In December 2019, the FASB issued ASU No. 2019-12, "Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes ("ASU 2019-12"), which is intended to simplify various aspects related to accounting for income taxes. ASU 2019-12 removes certain exceptions to the general principles in Topic 740 and also clarifies and amends existing guidance to improve consistent application. This guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020, with early adoption permitted. The Company is currently evaluating the impact of this standard on its consolidated financial statements and related disclosures.

Other pronouncements issued by the FASB or other authoritative accounting standards groups with future effective dates are either not applicable or are not expected to be significant to the Company's financial position, results of operations or cash flows.

NOTE 4 – SEGMENT REPORTING

The Company follows the guidance set forth by section 280-10 of the FASB Accounting Standards Codification for reporting and disclosure on operating segments of the Company. It also requires segment disclosures about products and services, geographic areas, and major customers. The Company determined that it did not have any separately reportable operating segments as of January 31, 2023 and 2022.

NOTE 5 – CAPITAL STOCK

The Company is authorized to issue 125,000,000 Common Shares at $.001 par value per share.

During the year ended July 31, 2019, the company issued 60,000,000 shares to Mr. Glass in exchange for the payment of expenses totaling $16,065 to reinstate the Company. The shares issued were valued at the market price of $.011 per share which was the trading price per share on March 20, 2019 which is the day the transaction occurred.

Total issued and outstanding shares of common stock is 95,500,000 and 95,500,000 as of January 31, 2023 and 2022, respectively.

Mr. Guo, as the court appointed custodian filed with NVSOS for preferred stock designation. As of January 31, 2023, 1,000 preferred series C stock shares is issued and outstanding at a $0.001 par value for the consideration of Mr. Guo's service to Company.

NOTE 6 – LOAN PAYABLE

 A series of loans were made from August 33, 2006 to October 31, 2015 totaling $13,425. A total balance of $33,454 is outstanding as of January 31, 2023 including one advance $20,028 provided by the current board of directors, without interest and fixed term of repayment. The loan is due at demand. The loan $13,425 was incurred prior to the previous management taking over in 2019.

NOTE 7 – DEBT/ACCRUED LIABILITIES AND ACCOUNTS PAYABLE

Debts (Accrued Liabilities and Accounts Payable) have been made by an unrelated third party equal to the operating deficits as they have been incurred for the period from August 23, 2006 through April 30, 2017 totaling $46,990. The debts were incurred prior to the previous management taking over in 2019. These debts are without interest or a fixed term of repayment. The debts are due on demand.

NOTE 8 – INCOME TAX

The Company provides for income taxes under (now included under Accounting Standards Codification (ASC 740), Accounting for Income Taxes. ASC 740 requires the use of an asset and liability approach in accounting for income taxes. Deferred tax assets and liabilities are recorded based on the differences between the financial statement and tax bases of assets and liabilities and the tax rated in effect when these differences are expected to reverse.

ASC 740 requires the reduction of deferred tax assets by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some or all the deferred tax assets will not be realized. For Federal income tax purposes, the Company has net operating loss carry forwards that expire through 2030. The net operating loss carry forward as of January 31, 2023 is approximately $129,000 and as of January 31, 2022 is $109,000 approximately. The total deferred tax asset is approximately $27,096 and $23,000 for the periods ending January 31, 2023 and 2022, respectively. These amounts were calculated net of amounts that management has determined would not be deductible for tax purposes.

No tax benefit has been reported in the financial statements because after evaluating our own potential tax uncertainties, the Company has determined that there are no material uncertain tax positions that have a greater than 50% likelihood of reversal if the Company were to be audited. The provision for income taxes differs from the amounts which would be provided by applying the statutory federal income tax rate of 21% to the net loss before provision for income taxes for the following reasons: The Company is not obligated to pay State Incomk Taxes because it is a Nevada corporation. The Company does not currently have any tax returns open for examination.

NOTE 9 – SUBSEQUENT/MATERIAL EVENTS

The Company evaluated for subsequent events through the issuance date of the Company's financial statements and has determined no subsequent events have occurred.

Report of Independent Registered Public Accounting Firm

To the shareholders and the board of directors of Emo Capital, Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Emo Capital, Corp. as of July 31, 2022 and 2021, the related statements of operations, stockholders' equity (deficit), and cash flows for the years then ended, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of July 31, 2022 and 2021, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.

Substantial Doubt about the Company's Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations and has a significant accumulated deficit. In addition, the Company continues to experience negative cash flows from operations. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perfomr the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not requried to have, nore were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of interal control over financial reporting but not for the purpose of experssing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/S/ BF Borgers CPA PC

BF Borgers CPA PC (PCAOB ID 5041)

We have served as the Company's auditor since 2020

Lakewood, CO

March 1, 2023

EMO CAPITAL, CORP.

BALANCE SHEETS

(audited)

	July 31,	July 31,
	2022	2021

ASSETS

CURRENT ASSETS
Cash	$-	$-
Total current assets	-	-

Other Assets	-	-
Total non-current assets	-	-

TOTAL ASSETS	$-	$-

LIABILITIES AND STOCKHOLDERS’ DEFICIT

LIABILITIES
Current Liabilities:
Accounts payable and accrued expenses	$46,990	$46,990
Loan payable	14,706	13,425
Accrued Interest	-	-
Total current liabilities	61,696	60,415

Non-current Liabilities:
Operating lease obligation, net of current portion	-	-
TOTAL LIABILITIES	61,696	60,415

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ DEFICIT
Common stock: authorized 125,000,000; $0.001 par value; 95,500,000 and 95,500,000 shares issued and outstanding as of July 31, 2022 and July 31, 2021	65,500	65,500
Preferred stock ($.001 par value; 0 shares issued and outstanding at July 31, 2022 and July 31, 2021)	-	-
Additional Paid in Captial	627,000	627,000
Retained Earnings (Accumulated Deficit)	(754,196)	(752,915)
Total Stockholders’ deficit	(61,696)	(60,415)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$-	$-

The accompanying notes are an integral part of these financial statements.

EMO CAPITAL, CORP.

STATEMENTS OF OPERATIONS AND LOSS

(audited)

	For the the Year Ended July 31,
	2022	2021
Operating expenses:
General and administrative expenses	$1,281	$500
Total operating expenses	1,281	500

Loss from operations	(1,281)	(500)

Other Income (Expense):
Interest Expense
Total other income (expense)	-	-

Net loss before income tax provision	(1,281)	(500)
Provision for income tax	-	-

Net loss	$(1,281)	$(500)

Net loss per common share
Basic and diluted	$(0.00)	$(0.00)

Weighted average common shares outstanding
Basic and diluted	95,500,000	95,500,000

The accompanying notes are an integral part of these financial statements.

EMO CAPITAL, CORP.

STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

FOR THE YEARS ENDED JULY 31, 2022 AND 2021

(audited)

	Common Stock: Shares	Common Stock: Amount	Preferred Stock: Shares	Preferred Stock: Amount	Additional Paid in Capital	Accumulated Deficit	Totals
Balance – July 31, 2021	95,500,000	$65,500	-	$-	$(627,000)	$(752,915)	(60,415)

Net loss	-	-	-	-	-	(1,281)	(1,281)

Balance July 31, 2022	95,500,000	$65,500	-	$-	$(627,000)	$(754,196)	(61,696)

	Common Stock: Shares	Common Stock: Amount	Preferred Stock: Shares	Preferred Stock: Amount	Additional Paid in Capital	Accumulated Deficit	Totals
Balance – July 31, 2020	95,500,000	$65,500	-	-	$(626,500)	$(752,415)	(60,415)

Contributions to pay for expenses	-	-	-	-	500	-	500

Net loss	-	-	-	-	-	(500)	(500)

Balance July 31, 2021	95,500,000	$65,500	-	-	$(627,000)	$(752,915)	(60,415)

The accompanying notes are an integral part of these financial statements.

EMO CAPITAL, CORP.

STATEMENTS OF CASH FLOWS

(audited)

	For the year ended July 31,
	2022		2021
OPERATING ACTIVITIES:
Net loss	$(1,281)		$(500)
Adjustments to reconcile net loss to net cash (used in) operating activities:
Shares issued for services	-		-
Stock-based compensation	-
NET CASH USED IN OPERATING ACTIVITIES	(1,281)		(500)

INVESTING ACTIVITIES:
Fixed asset purchases	-		-
Project development costs	-		-
NET CASH USED IN INVESTIING ACTIVITIES	-		-

FINANCING ACTIVITIES:
Proceeds from related party loan	-		-
Contributions to capital	-		500
Loan payable	(1,281)		-
NET CASH PROVIDED BY FINANCING ACTIVITIES	1,281		500

NET INCREASE/(DECREASE) IN CASH	-	-	-
CASH – BEGINNING OF PERIOD	-		-
CASH – END OF PERIOD	$-		$-

SUPPLEMENTAL CASHFLOW INFORMATION:
Cash paid for:
Income tax	$-		$-
Interest	$-		$-

The accompanying notes are an integral part of these financial statements.

EMO CAPITAL, CORP.

NOTES TO THE FINANCIAL STATEMENTS

JULY 31, 2022

(audited)

NOTE 1 – ORGANIZATION AND NATURE OF BUSINESS

Emo Capital, Corp. (“we”, “our, “Emo”, the “Company”) is a for profit corporation established under the corporate laws of the State of Nevada on August 23, 2006 to create and develop a new social networking website targeted to the Chinese speaking market.

On February 28, 2008, the Company's registration statement on Form SB-2 was declared effective by the staff of the Securities and Exchange Commission (“SEC”). In that registration statement, the Company registered shares of common stock for sale in a self-underwritten offering and for public resale by certain stockholders identified in the registration statement. Upon the effective date of the registration statement, the Company became subject to the reporting requirements of Section 12(b) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and commenced filing reports under the Exchange Act through the quarter ended April 30, 2017.

On March 12, 2019, the Eight Judicial District Court of Nevada entered an order appointing Bryan Glass as custodian of the Company, authorizing and directing him to, among other things, take any action reasonable, prudent and for the benefit of the Company, including reinstating the Company under Nevada law, appointing officers and convening an annual meeting of stockholders (the “Order”). Mr. Glass was not a shareholder of the Company on the date that he applied to serve as a custodian of the Company. Thereafter, the board of directors and Mr. Glass, in his role as custodian, appointed himself to serve as the President of the Company.

From time to time, Mr. Glass has submitted and may in the future submit applications to the courts of the state of Nevada to be appointed as the custodian of corporations in which he already is a shareholder that have forfeited their right to exist as a corporation for reasons such as failure to file annual reports or to pay required fees, and such applications may or may not be successful. If the court approves the application, Mr. Glass is appointed to serve as the custodian of such corporations. In the past, he either has contributed assets to these corporations or sold them to third parties.

On March 19, 2019, (i) the Company was reinstated as a corporation under the laws of Nevada and (ii) the Company filed a Certificate of Amendment to the Articles of Incorporation Filed By Custodian specifically to advise the secretary of state that Mr. Glass did not have a previous history of criminal, administrative, civil or National Association of Securities Dealers or SEC investigations, violations or convictions against him or any of his affiliates. By resolutions dated March 19, 2019, Mr. Glass, in his capacity as the custodian of the Company, appointed himself to serve as the president, secretary and treasurer of the Company. In addition, on March 19, 2019, the Company issued to Mr. Glass 60,000,000 shares of common stock at a price of $0.001 per share for an aggregate cost of $60,000, which sum was paid by the performance of services to the Company and the reimbursement of expenses incurred by Mr. Glass on the Company's behalf in the amount of $16,065. The expenses incurred by Mr. Glass included $6,065 to the state of Nevada for fees in connection with reinstating the Company and other filings to bring the Company current under the requirements of Nevada corporate law, and $10,000 to the transfer agent for outstanding fees.

On May 20, 2019, the Company held a shareholders meeting at which the holders of 60,001,000 shares, representing a majority of the outstanding shares of common stock of the Company as of such date, were present and voted. At the meeting, the holders of all of the shares of common stock voting at the meeting appointed Bryan Glass to serve as a director of the Company.

On September 6, 2019, the Company filed a Form 15 with the SEC terminating the registration of its class of common stock under Section 12(g) of the Exchange Act and its duty to file periodic and other reports with the SEC.

On September 23, 2020, Mr. Glass sold 58,000,000 million shares of common stock, representing approximately 96.67% of the shares he owned in the Company, and equal to approximately 60.73% of the total number of outstanding shares of the Company's common stock, to Collingswood Capital Group for the sum of $85,000. Mr. Robertson, the principal of Collingswood Capital Group, became acquainted with Mr. Glass through a mutual associate and they subsequently negotiated a deal for his control block of shares in the Company. Concurrent with the sale of his shares, Mr. Glass resigned as a director of and from all positions he held with the Company but prior thereto the board of directors appointed Mr. Adeeb Tadros as a director and as the president of the Company.

Due to the default status of the Company with NVSOS, Mr. Guo as a shareholder was appointed as the custodian in the July of 2022. Mr. Guo appointed himself as the sole officer as the Company and renewed the articles of the Company with NVSOS. On August 9, 2022, the Company filed a Form 15 with the SEC terminating the registration of its class of common stock under Section 12(g) of the Exchange Act and its duty to file periodic and other reports with the SEC.

On January 3, 2023, Mr. Ming Du and Mr. Wei Zhou were appointed to the Board of Directors.

Currently, Emo Capital, Corp. is a carbon farming company and is dedicated to carbon sequestration related business. These includes carbon sink farms/ranches, development and sales of organic fertilizers, biochar, and carbon credit transactions.

As of the date of this Registration Statement, Company management team has been working hard to facilitate collaboration with some local government or city agencies to establish an anaerobic digester facility in Kern County, CA. As organic solid waste, such as, food waste, is dumped into landfills or naturally digested in composting facilities, biogas including methane, CO2, H2S, and H2 can be generated during this kind of anaerobic digestion when microorganisms break down (eat) organic materials in the absence of air (or oxgen). The greenhouse gases CO2 and methane will be released into the atmosphere contaminating the air and intensifying the global warming, which is an environmental problem caused by food waste if it is not processed and handled efficiently. To mitigate this problem, biogas should be collected and purified, then it can be further used to generate electricity (methane) and/or cultivate organic vegetables (CO2) in greenhouses. Thus, building an anaerobic digester is the way to recycle food waste as renewable natural gas. The impact can be easily measured because the products including biogas and organic fertilizer will be sold to customers; for example, biomethane will be directly injected into the pipelines of PG&E or Socal Gas and organic fertilizer or CO2 will be supplied to farming companies or farmers to grow organic foods. Company management team is also targeting to apply government GHG reduction grant or fund. The fund to be raised through this filing will be used for working capital or project design or acquistion of permits or purchase of land space.

In Phase I, Company plans to raise money to complete the construction of organic fertilizer facility and start production to supply organic fertilizer to the agriculture farming market. The funds from Reg A offering filed on March 2, 2023 will be used to cover all the expenses in this phase.

The Company qualifies as an “emerging growth company,” as defined in Section 2(a)(19) of the Securoties Act and it may choose to follow disclosure requirements that are scaled for newly public companies.

A company qualifies as an emerging growth company if it has total annual gross revenues of less than $1.07 billion during its most recently completed fiscal year and, as of December 8, 2011, had not sold common equity securities under a registration statement. A company continues to be an emerging growth company for the first five fiscal years after it completes an IPO, unless one of the following occurs:

● its total annual gross revenues are $1.06 billion or more;

● it has issued more than $1 billion in non-convertible debt in the past three years; or

● it becomes a "large accelerated filer," as defined in Exchange Act Rule 12b-2.

Emerging growth companies are permitted:

● to include less extensive narrative disclosure than required of other reporting companies, particularly in the description of executive compensation;

● to provide audited financial statements for two fiscal years, in contrast to other reporting companies, which must provide audited financial statements for three fiscal years;

● not to provide an auditor attestation of internal control over financial reporting under Sarbanes-Oxley Act Section 404(b);

● to defer complying with certain changes in accounting standards; and

● to use test-the-waters communications with qualified institutional buyers and institutional accredited investors

The Company's fiscal year end is July 31st.

NOTE 2 – GOING CONCERN

The accompanying financial statements have been prepared on a going concern basis, which assumes the Company will realize its assets and discharge its liabilities in the normal course of business. As reflected in the accompanying financial statements, the Company has a deficit accumulated of $754,196 and cash used in operations of $0 as of July 31, 2022.

The Company's ability to continue as a going concern is dependent upon its ability to generate future profitable operations and/or to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due. These circumstances raise substantial doubt about the Company's ability to continue as a going concern for the 12 months from the date when these financial statements were issued. The accompanying financial statements do not include any adjustments that might arise because of this uncertainty.

To address these aforementioned, management has undertaken the following initiatives: 1) enter into discussions to secure additional equity funding from current or new shareholders; 2) undertake a program to continue to monitor the Company's ongoing working capital requirements and minimum expenditure commitments; 3) continue their focus on maintaining an appropriate level of corporate overhead in line with the Company's available cash resources.

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation- The financial statements included herein were prepared under Generally Accepted Accounting Principles (GAAP).

All adjustments have been made which in the opinion of management are necessary, normal, and recurring in nature for presentation.

Cash and Cash Equivalents- For purposes of the Statement of Cash Flows, the Company considers liquid investments with an original maturity of six months or less to be cash equivalents.

Management's Use of Estimates- The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. The financial statements above reflect all of the costs of doing business.

Revenue Recognition- The Company applies paragraph 605-10-S99-1 of the FASB Accounting Standards Codification for revenue recognition. The Company recognizes revenue when it is realized or realizable and earned less estimated future doubtful accounts. The Company considers revenue realized or realizable and earned when all the following criteria are met:

(i) persuasive evidence of an arrangement exists,

(ii) the services have been rendered and all required milestones achieved,

(iii) the sales price is fixed or determinable, and

(iv) collectability is reasonably assured.

Comprehensive Income (Loss) - The Company reports Comprehensive income and its components following guidance set forth by section 220-10 of the FASB Accounting Standards Codification which establishes standards for the reporting and display of comprehensive income and its components in the financial statements. There were no items of comprehensive income (loss) applicable to the Company during the period covered in the financial statements.

Net Income per Common Share- Net loss per common share is computed pursuant to section 260-10-45 of the FASB Accounting Standards Codification. Basic net loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period. Diluted net loss per share is computed by dividing net loss by the weighted average number of shares of common stock and potentially outstanding shares of common stock during each period.

Deferred Taxes- The Company accounts for income taxes under Section 740-10-30 of the FASB Accounting Standards Codification. Deferred income tax assets and liabilities are determined based upon differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the assets will not be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the statements of operations in the period that includes the enactment date.

Fair Value of Financial Instruments- The carrying amounts reported in the balance sheet for cash, accounts receivable and payable approximate fair value based on the short-term maturity of these instruments.

Accounts Receivable- Accounts deemed uncollectible are written off in the year they become uncollectible. As of July 31, 2022, and 2021 the balance in Accounts Receivable was $0 and $0.

Impairment of Long-Lived Assets- The Company evaluates the recoverability of its fixed assets and other assets in accordance with section 360-10-15 of the FASB Accounting Standards Codification for disclosures about Impairment or Disposal of Long-Lived Assets. Disclosure requires recognition of impairment of long-lived assets in the event the net book value of such assets exceeds its expected cash flows. If sf, it is impaired and is written down to fair value, which is determined based on either discounted future cash flows or appraised values. The Company adopted the statement on inception. No impairments of these types of assets were recognized during the periods ended July 31, 2022 and 2021.

Stock-Based Compensation- The Company accounts for stock-based compensation using the fair value method following the guidance set forth in section 718-10 of the FASB Accounting Standards Codification for disclosure about Stock-Based Compensation. This section requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award- the requisite service period (usually the vesting period). No compensation cost is recognized for equity instruments for which employees do not render the requisite service.

Fair Value for Financial Assets and Financial Liabilities- The Company follows paragraph 825-10-50-10 of the FASB Accounting Standards Codification for disclosures about fair value of its financial instruments and paragraph 820-10-35-37 of the FASB Accounting Standards Codification ("Paragraph 820-10-35-37") to measure the fair value of its financial instruments. Paragraph 820-10-35-37 establishes a framework for measuring fair value in accounting principles generally accepted in the United States of America (U.S. GAAP), and expands disclosures about fair value measurements. To increase consistency and comparability in fair value measurements and related disclosures, Paragraph 820-10-35-37 establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The three levels of fair value hierarchy defined by Paragraph 820-10-35-37 are described below:

Level 1: Quoted market prices available in active markets for identical assets or liabilities as of the reporting date..

Level 2: Pricing inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date.

Level 3: Pricing inputs that are generally unobservable inputs and not corroborated by market data.

The carrying amounts of the Company's financial assets and liabilities, such as cash and accrued expenses, approximate their fair values because of the short maturity of these instruments. The Company's note payable approximates the fair value of such instrument based upon management's best estimate of interest rates that would be available to the Company for similar financial arrangement on July 31, 2022 and 2021.

The Company does not have any assets or liabilities measured at fair value on a recurring or a non-recurring basis, consequently, the Company did not have any fair value adjustments for assets and liabilities measured at fair value at July 31, 2022, nor gains or losses are reported in the statement of operations that are attributable to the change in unrealized gains or losses relating to those assets and liabilities still held at the reporting date for the periods ended July 31, 2022 and 2021.

Recently Issued Accounting Pronouncements

January 2019, the FASB issued ASU 2016-02, Leases (Topic 842) - ASU 2016-02 requires that a lessee recognize the assets and liabilities that arise from operating leases. A lessee should recognize, in the statement of financial position, a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term. For leases with a term of twelve months or less, a lessee is permitted to make an accounting policy election by class of underlying asset not to recognize lease assets and lease liabilities. In transition, lessees and lessors are required to recognize and measure leases at the beginning of the earliest period presented using a modified retrospective approach. Public business entities should apply the amendments in ASU 2016-02 for fiscal years beginning after December 15, 2018 with a one-year deferral for Emerging Growth Companies, including interim periods within those fiscal years (i.e. January 1, 2019, for a calendar year entity). Early application is permitted for all public business entities and all non-public business entities upon issuance. The adoption of this standard did not have a material impact on the Company's financial position and results of operations.

In December 2019, the FASB issued ASU No. 2019-12, "Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes ("ASU 2019-12"), which is intended to simplify various aspects related to accounting for income taxes. ASU 2019-12 removes certain exceptions to the general principles in Topic 740 and also clarifies and amends existing guidance to improve consistent application. This guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020, with early adoption permitted. The Company is currently evaluating the impact of this standard on its consolidated financial statements and related disclosures.

Other pronouncements issued by the FASB or other authoritative accounting standards groups with future effective dates are either not applicable or are not expected to be significant to the Company's financial position, results of operations or cash flows.

NOTE 4 – SEGMENT REPORTING

The Company follows the guidance set forth by section 280-10 of the FASB Accounting Standards Codification for reporting and disclosure on operating segments of the Company. It also requires segment disclosures about products and services, geographic areas, and major customers. The Company determined that it did not have any separately reportable operating segments as of July 31, 2022 and 2021.

NOTE 5 – CAPITAL STOCK

The Company is authorized to issue 125,000,000 Common Shares at $.001 par value per share.

During the year ended July 31, 2019, the company issued 60,000,000 shares to Mr. Glass in exchange for the payment of expenses totaling $16,065 to reinstate the Company. The shares issued were valued at the market price of $.011 per share which was the trading price per share on March 20, 2019 which is the day the transaction occurred.

Total issued and outstanding shares of common stock is 95,500,000 and 95,500,000 as of July 31, 2022 and 2021, respectively.

Mr. Guo, as the court appointed custodian filed with NVSOS for preferred stock designation. As of July 31, 2022, 0 preferred series C stock shares is issued and outstanding at a $0.001 par value.

NOTE 6 – LOAN PAYABLE

 A series of loans were made from August 33, 2006 to October 31, 2015 totaling $13,425. A total balance of $14,706 is still outstanding as of July 31, 2022 including one advance $1,281 provided by Mr. Guo, without interest and fixed term of repayment. The loan is due at demand. The loan $13,425 was incurred prior to the previous management taking over in 2019.

NOTE 7 – DEBT/ACCRUED LIABILITIES AND ACCOUNTS PAYABLE

Debts (Accrued Liabilities and Accounts Payable) have been made by an unrelated third party equal to the operating deficits as they have been incurred for the period from August 23, 2006 through April 30, 2017 totaling $46,990. The debts were incurred prior to the previous management taking over in 2019. These debts are without interest or a fixed term of repayment. The debts are due on demand.

NOTE 8 – INCOME TAX

The Company provides for income taxes under (now included under Accounting Standards Codification (ASC 740), Accounting for Income Taxes. ASC 740 requires the use of an asset and liability approach in accounting for income taxes. Deferred tax assets and liabilities are recorded based on the differences between the financial statement and tax bases of assets and liabilities and the tax rated in effect when these differences are expected to reverse.

ASC 740 requires the reduction of deferred tax assets by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some or all the deferred tax assets will not be realized. For Federal income tax purposes, the Company has net operating loss carry forwards that expire through 2030. The net operating loss carry forward as of July 31, 2022 is approximately $110,281 and as of July 31, 2021 is $108,000 approximately. The total deferred tax asset is approximately $23,159 and $23,000 for the periods ending July 31, 2022 and 2021, respectively. These amounts were calculated net of amounts that management has determined would not be deductible for tax purposes.

No tax benefit has been reported in the financial statements because after evaluating our own potential tax uncertainties, the Company has determined that there are no material uncertain tax positions that have a greater than 50% likelihood of reversal if the Company were to be audited. The provision for income taxes differs from the amounts which would be provided by applying the statutory federal income tax rate of 21% to the net loss before provision for income taxes for the following reasons: The Company is not obligated to pay State Incomk Taxes because it is a Nevada corporation. The Company does not currently have any tax returns open for examination.

NOTE 9 – SUBSEQUENT/MATERIAL EVENTS

The Company evaluated for subsequent events through the issuance date of the Company's financial statements and has determined no subsequent events have occurred.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

(Exact name of issuer as specified in its charter):	EMO CAPITAL, CORP.

By (Signature and Title):	/s/ J. Adam Guo
J. Adam Guo, Chief Executive Officer (Principal Executive Officer).

(Date): March 3, 2023

By (Signature and Title):	/s/ J. Adam Guo
J. Adam Guo, Chief Financial Officer (Principal Financial Officer, Principal Accounting Officer).

(Date): March 3, 2023

SIGNATURES OF DIRECTORS:

Signature	Title	Date

/s/ J. Adam Guo	Director	March 3, 2023
J. Adam Guo

/s/ Wei Zhou	Director	March 3, 2023
Wei Zhou

/s/ Ming Du	Director	March 3, 2023
Ming Du